Exhibit 99.4

Docket No. 37247
APPLICATION OF ENTERGY TEXAS, INC. FOR A FINANCING ORDER	PUBLIC UTILITY COMMISSION OF TEXAS

FINANCING ORDER

Appendix A: Form of Issuance Advice Letter

Appendix B: Form of Tariff (Schedule SRC [System Restoration Costs])

Appendix C: Projected Up-front & Ongoing Qualified Costs

Appendix D: Threshold Billing Determinants for Determining the Non-Standard True-up

Appendix E: ADFIT Credit Tariff (Schedule SCO [Storm Cost Offset])

Appendix F: ADFIT Rate Base Benefit

This Financing Order addresses the application of Entergy Texas, Inc. (ETI or the Company) under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of the Public Utility Regulatory Act1 (PURA): (1) to securitize the sum of system restoration costs as determined by the Commission in Docket No. 369312, carrying costs as applicable on the system restoration costs through the issuance of the transition bonds, and other qualified costs; (2) for approval of the proposed securitization financing structure and issuance of transition bonds; (3) for approval of transition charges sufficient to recover qualified costs; and (4) for approval of a tariff to implement the transition charges.

In August 21, 2009, ETI filed a unanimous settlement agreement (Agreement) resolving all issues in this proceeding. As discussed in this Financing Order, the Commission finds that the Agreement and ETI's application for approval of the securitization transaction, as modified by the Agreement and this Financing Order, should be approved. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA. Accordingly, in accordance with the terms of this Financing Order, the Commission: (1) approves the securitization requested by ETI; (2) authorizes the issuance of transition bonds in one or more series in an aggregate principal amount of (a) $539,881,826 of system restoration costs pursuant to the Commission's Order in Docket No. 36931 (36931 Order) (which amount includes carrying costs in the amount of $43,525,261 through the projected issuance date of the transition bonds of October 26, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are capped, and are not to exceed $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if this Financing Order is appealed, minus (c) insurance proceeds (in excess of $70 million) or governmental grant proceeds received prior to the issuance of the financing order, plus or minus (d) any adjustment to the $43,525,261 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds, and (ii) the number of days, as applicable, either greater than or less than assumed in the $43,525,261 carrying cost calculation based on the projected issuance date for the transition bonds of October 26, 2009; (3) approves the structure of the proposed securitization financing; (4) approves transition charges in an amount to be calculated as provided in this Financing Order; (5) approves the form of tariff, as provided in this Financing Order, to implement those transition charges; (6) approves the form of tariff, as provided in this Financing Order, to implement the accumulated deferred federal income tax credit (ADFIT Credit); and (7) finds that the potential benefits of an interest-rate swap within the bond structure will not outweigh the costs of preparing such a swap and the incremental risks to customers, and that an interest-rate swap should not occur within the transition bond structure.

In the issuance advice letter discussed herein, ETI shall update the amount of the up-front qualified costs to reflect the actual issuance date of the transition bonds and other relevant current information in accordance with the terms of this Financing Order. In addition, if ETI receives insurance or governmental grant proceeds that affect the carrying costs to be securitized, the resulting adjustment to the amount to be securitized shall be included in the issuance advice letter. If the transition bonds are issued on a date other than October 26, 2009, ETI shall include in the issuance advice letter a revision to the carrying costs to account for the difference in the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the transition bonds of October 26, 2009, and the amount securitized shall be adjusted upwards or downwards, as applicable, based on such difference. ETI is authorized to issue transition bonds to securitize the updated aggregate principal amount reflected in the issuance advice letter in accordance with the terms of this Financing Order.

In order to approve the securitization of the system restoration costs, the Commission must consider whether the proposed securitization meets the financial tests set out in PURA Chapter 36, Subchapter I3, and Chapter 39, Subchapter G. The three financial tests require that the total revenues collected under the financing order are less than the revenues collected using conventional financing methods (total revenues test)4, that the securitization of the system restoration costs provides greater tangible and quantifiable benefits to ratepayers than would have been achieved without the issuance of the transition bonds (tangible and quantifiable benefits test)5, and that the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bond associated with the regulatory assets or stranded costs sought to be securitized (present value test)6.

ETI submitted evidence demonstrating that the proposed securitization met each of the financial tests set forth above. All of the calculations performed by ETI demonstrated that the transaction would pass these tests by a significant margin. Considering the magnitude of the margin by which the proposed securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the securitization. Accordingly, in quantifying the benefit to ratepayers as a result of this securitization, the Commission refers to the ranges of benefits calculated under ETI's base case scenario, in which the transition bonds bear a 5.91% weighted-average annual interest rate, and a worst-case scenario, in which the bonds are subject to a 7.75% weighted-average annual interest rate.

As a result of the securitization approved by this Financing Order, consumers in ETI's service area will realize benefits. Based on the amount that ETI initially sought to securitize, ETI's financial analysis indicated that, for the tangible and quantifiable benefits test, consumers will realize benefits estimated to be $59 million on a present value basis in the worst case scenario7. At the base case weighted-average interest rate as of March 31, 2009, securitization confers benefits of $132 million on a present-value basis8. In addition, under the worst-case scenario for the total revenue test, securitization of the amount ETI initially sought to securitize will result in a reduction in the amount of revenues collected by ETI of $123 million, on a nominal basis, when compared to the amount that would have been collected under conventional financing methods.9 In the base case, the securitization will result in a reduction in the amount of revenues collected by ETI of $206 million.10 Finally, under the present value test, the present value of the amount ETI initially sought to securitize is $569 million. This amount does not exceed the present value of revenue requirements under conventional recovery of $628 million and $701 million in the worst case and base cases, respectively.11 Accordingly, the Commission concludes that the benefits for consumers set forth in ETI's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

On August 18, 2009, the Commission issued the 36931 Order determining that ETI is entitled pursuant to PURA Sections 36.401-.406 to recover $566,356,566 of system restoration costs, plus carrying costs on the system restoration costs through the issuance date of transition bonds, minus a $70 million credit of projected insurance proceeds, plus all other qualified costs, to be determined by the Commission in this proceeding. Pursuant to the terms of the 36931 Order, the amount of carrying costs included in the securitization amount is subject to adjustment based on ETI's possible receipt of insurance or governmental grant proceeds. The amount of carrying costs to be securitized is unaffected, however, by the receipt of insurance or governmental grant proceeds after the bonds are priced. In its application filed on July 16, 2009, ETI requested authority to securitize the sum of: (a) $627,846,626 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $50,340,060 through the projected issuance date of the transition bonds of November 16, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are estimated to be $6,153,374 but which are subject to change and update pursuant to the issuance advice letter, minus (c) governmental grant proceeds received prior to the issuance of the financing order, if reduction of the amount to be securitized is required by the 36931 Order, plus or minus (d) any adjustment to the $50,340,060 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds as provided in the 36931 Order, and (ii) the number of days, as applicable, either greater than or less than assumed in the $50,340,060 carrying cost calculation based on the projected issuance date for the transition bonds of November 16, 2009.

ETI provided a general description of the proposed transaction structure in its application and in the testimony and exhibits submitted in support of its application. The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements. The final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies that will rate the transition bonds and, in part, upon the market conditions that exist at the time the transition bonds are taken to the market.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirements-not the least of which is to ensure that securitization results in tangible and quantifiable benefits to ratepayers-that must be met prior to issuing a financing order.

In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective. This Financing Order grants authority to issue transition bonds and to impose and collect transition charges only if the final structure of the securitization transaction complies in all material respects with these criteria. Finally, the authority and approval granted in this Financing Order are effective only upon ETI filing with the Commission an issuance advice letter demonstrating compliance with the provisions of this Financing Order.

      DISCUSSION AND STATUTORY OVERVIEW

  The Texas Legislature amended PURA in 1999 to provide for competition in the provision of retail electric service.12 To facilitate the transition to a competitive environment, electric utilities are authorized under Subchapter G of Chapter 39 of PURA to undertake securitization financing of qualified costs.13 The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will result in lower carrying costs for utility assets relative to the costs that would be incurred using conventional utility financing methods. As a precondition to the use of securitization, the Legislature required that the utility demonstrate that ratepayers would receive tangible and quantifiable benefits as a result of securitization and that the Commission make a specific finding that such benefits exist before issuing a financing order. Consequently, a basic purpose of securitized financing-the recovery of an electric utility's qualified costs-is conditioned upon the other basic purpose-providing economic benefits to consumers of electricity in this state.

  On September 13, 2008, ETI's service territory was struck by Hurricane Ike, which caused widespread damage to infrastructure and power outages throughout the service territory. Previously, on September 1, 2008, Hurricane Gustav made landfall in Cocodrie, Louisiana, which also affected Texas utilities. In response to the damage to utility infrastructure, the Texas Legislature passed Senate Bill 769 in April 2009, which added Subchapter I to Chapter 36 of PURA to be codified at Sections 36.401-.406. Senate Bill 769 enables an electric utility subject to Subchapter I of Chapter 36, including ETI, to obtain timely recovery of system restoration costs and to use securitization financing to recover these costs because that type of debt will lower the carrying costs associated with the recovery of system restoration costs relative to the costs that would be incurred using conventional financing methods.14 The Legislature intends that securitization of system restoration costs be subject to the same procedures, standards, and protections for the securitization of stranded costs and regulatory assets under Subchapter G of Chapter 39, except as provided in Subchapter I of Chapter 36.

  To securitize an electric utility's qualified costs, the Commission authorizes the issuance of securities known as "transition bonds."15 Transition bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property.16  The net proceeds from the sale of the transition bonds must be used to reduce the amount of a utility's recoverable system restoration costs. If transition bonds are approved and issued, retail electric consumers must pay the principal, interest, and related charges of the transition bonds through transition charges. Transition charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service. Transition charges must be approved by the Commission pursuant to a financing order.17

  The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is consistent with the standards of PURA Section 39.301.18 The Commission must ensure that the net proceeds of transition bonds may be used only for the purpose of reducing the amount of recoverable system restoration costs.19 In addition, the Commission must ensure that  (1) securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of the transition bonds,20 and (2) the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of a financing order.21 Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the transition bonds.22 All of these statutory requirements go to ensure that securitization will provide real benefits to retail consumers.

  The essential finding by the Commission that is needed to issue a financing order is that ratepayers will receive tangible and quantifiable benefits as a result of securitization. This finding can only be made upon a showing of economic benefits to ratepayers through an economic analysis. An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization. Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment. Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to ratepayers.

  Economic benefits also depend upon a favorable financial market-one in which transition bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized. The precise interest rate at which transition bonds can be sold in a future market, however, is not known today. Nevertheless, benefits can be calculated based upon certain known facts (e.g., the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g., the interest rate of the transition bonds, the term of the transition bonds and the amount of other qualified costs). By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result. To ensure that benefits are realized, the securitization transaction must be structured in a manner consistent with the assumptions of the cost-benefit economic analysis and conform to the structure ordered by the Commission, and an issuance advice letter must be presented to the Commission immediately prior to issuance of the bonds demonstrating that the actual structure and costs of the bonds will provide tangible and quantifiable benefits. The cost-benefit analysis contained in the issuance advice letter shall reflect the actual structure of the bonds.

  In this proceeding, ETI's financial analysis shows that securitizing the amount initially requested by ETI will produce an economic benefit to ratepayers in an amount between $59 million and $132 million on a present value basis.23 This benefit will result even if the bond market is unfavorable and transition bonds have to be issued at the maximum weighted-average interest rate allowed by this Financing Order. Assuming that the transition bonds are consistent with the base case presented by ETI, subject to a 5.91% weighted-average annual interest rate (calculated using the amount requested to be securitized by ETI), the benefit is $132 million on a present-value basis.24 The economic benefit to ratepayers will be larger if a more favorable market allows the transition bonds to be issued at a lower interest rate. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

  To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods. In this proceeding, ETI's financial analysis of the amount initially sought to be securitized using worst-case market conditions demonstrates that, under the total revenue test, revenues will be reduced by $123 million on a nominal basis under this Financing Order compared to the amount that would be recovered under conventional financing methods, assuming the bonds are issued at a 7.75% weighted-average annual interest rate.25 Under the base case scenario in which the bonds are issued at a 5.91% weighted-average annual interest rate, securitization saves ratepayers $206 million in nominal revenue.26 If transition bonds are issued in a more favorable market, this reduction in revenues will be larger. For the reasons previously stated, the Commission finds that the foregoing benefits are indicative of the benefits to consumers of the securitization of the amount authorized hereby.

  Before the transition bonds may be issued, ETI must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the transition bonds will provide real economic benefits to retail consumers and comply with this Financing Order. As part of this submission, ETI must also certify to the Commission that the structure and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions at the time of pricing and the terms of this Financing Order. The form of certification that must be submitted by ETI is set out in Appendix A to this Financing Order. The Commission, by order, may stop the issuance of the transition bonds authorized by this Financing Order if ETI fails to make this demonstration or certification.

  PURA requires that transition charges be charged for the use of electric services to recover all qualified costs.27 Transition charges can be recovered over a period that does not exceed 15 years.28 The Commission concludes that this prevents the collection of transition charges from retail consumers for services rendered after the 15-year period but does not prohibit recovery of transition charges for service rendered during the 15-year period but not actually collected until after the 15-year period.

  Transition charges will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.29 The right to impose, collect and receive transition charges (including all other rights of an electric utility under the financing order) are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds. Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.30

  This Financing Order contains terms, as permitted under PURA Section 36.404, ensuring that the imposition and collection of transition charges authorized herein shall be nonbypassable.31 It also includes a mechanism requiring that transition charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the transition bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds.32 In addition to the required annual reviews, more frequent reviews are allowed and under certain circumstances required to ensure that the amount of the transition charges matches the funding requirements approved in this Financing Order. These provisions will help to ensure that the amount of transition charges paid by retail consumers does not exceed the amount necessary to cover the costs of this securitization. To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

  The State of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full.33

  Transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for the duration of the pledge of the State of Texas as described in the preceding paragraph.34 In addition, the interests of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.35 Further, transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.36 The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA Section 39.309 and not by the Texas Business and Commerce Code.37

  The Commission may adopt a financing order providing for the retiring and refunding of transition bonds only upon making a finding that the future transition charges required to service the new transition bonds, including transaction costs, will be less than the future transition charges required to service the bonds being retired or refunded.38 ETI has not requested and this Financing Order does not grant any authority to refinance transition bonds authorized by this Financing Order. This Financing Order does not preclude ETI from filing a request for a financing order to retire or refund the transition bonds approved in this Financing Order upon a showing that the statutory criteria in PURA Section 39.303(g) are met.39

  To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA Sections 36.401-.406 and PURA Section 39.302.

      DESCRIPTION OF PROPOSED TRANSACTION

  A description of the transaction proposed by ETI is contained in its application and the filing package submitted as part of the application. A brief summary of the proposed transaction is provided in this section. A more detailed description is included in Section III.C, titled "Structure of the Proposed Securitization" and in the application and filing package submitted as part of the application.

  To facilitate the proposed securitization, ETI proposed that a special purpose transition funding entity ("BondCo") be created to which will be transferred the rights to impose, collect, and receive transition charges along with the other rights arising pursuant to this Financing Order. Upon transfer, these rights will become transition property as provided by PURA Section 39.304. BondCo will issue transition bonds and will transfer the net proceeds from the sale of the transition bonds to ETI in consideration for the transfer of the transition property. BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of ETI or any other affiliates of ETI or any of their respective successors. In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.

  The transition bonds will be issued pursuant to an indenture and administered by an indenture trustee. The transition bonds will be secured by and payable solely out of the transition property created pursuant to this Financing Order and other collateral described in ETI's application. That collateral will be pledged to the indenture trustee for the benefit of the holders of the transition bonds and to secure payment of certain qualified costs.

  The servicer of the transition bonds will collect the transition charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for making any required or allowed true-ups of the transition charges. If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer. ETI will act as the initial servicer for the transition bonds.

  When, and if, ETI's service territory becomes subject to retail competition, ETI, as servicer, will collect the applicable transition charges from retail electric providers (REPs). REPs will be required to meet certain financial standards to collect transition charges under this Financing Order. If the REP qualifies to collect transition charges, the servicer will bill to and collect from the REP the transition charges attributable to the REP's customers. The REP in turn will bill to and collect from its retail customers the transition charges attributable to them. If any REP fails to qualify to collect transition charges or defaults in the remittance of those charges to the servicer of the transition bonds, another entity can assume responsibility for collection of the transition charges from the REP's retail customers.

  Transition charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the transition bonds and in a manner that allocates this amount to the various classes of retail consumers in the same manner as the facility costs and related expenses represented by the system restoration costs are functionalized and allocated in ETI's current base rates. The transition charges will be calculated pursuant to the method described in Schedule SRC (System Restoration Costs), a pro forma copy of which is contained in Appendix B to this Financing Order. In addition to the annual true-up required by PURA Section 39.307, interim true-ups may be required and performed as necessary to ensure that the amount collected from transition charges is sufficient to service the transition bonds. A non-standard true-up will be allowed for other circumstances as provided in this Financing Order. The methodology for making true-ups and allocation adjustments and the circumstances under which each shall be made are described in Schedule SRC.

  The Commission determines that ETI's proposed structure for the transition charges should be utilized. This structure is designed to provide substantially level annual debt service and revenue requirements over the life of the bond issue, which will not exceed 15 years. The structure uses consistent allocation factors across rate classes as approved by the Commission in Docket No. 36931.

  In an application, filed on July 16, 2009, ETI requested authority to securitize and to cause the issuance of transition bonds in the aggregate principal amount of: (a) $627,846,626 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $50,340,060 through the projected issuance date of the transition bonds of November 16, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are estimated to be $6,153,374, minus (c) governmental grant proceeds received prior to the issuance of the financing order, if reduction of the amount to be securitized is required by the 36931 Order, plus or minus (d) any adjustment to the $50,340,060 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds as provided in the 36931 Order, and (ii) the number of days, as applicable, either greater than or less than assumed in the $50,340,060 carrying cost calculation based on the projected issuance date for the transition bonds of November 16, 2009. The Commission determines that the up-front qualified costs of issuing the transition bonds and retiring some existing debt at ETI should be capped at $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if this Financing Order is appealed.

  ETI did not request the ability to perform interest-rate swaps within the transition bond structure. PURA Sections 39.301 and 39.303 give the Commission the flexibility to address or not address different financial options if, based on the record evidence submitted, the Commission determines that the potential costs would outweigh the benefits. The Commission acknowledges that interest-rate swaps may under certain market conditions have the potential to lower the transition bonds charges. However, the Commission finds that this result is not guaranteed, and an interest-rate swap may result in greater transition bonds charges. Based on the evidence, the Commission finds that the potential benefits of an interest-rate swap would not outweigh the costs of researching and preparing the swap and the potential risks to consumers, and would not produce the lowest transition bond charges. Accordingly, the Commission prohibits the use of interest-rate swaps within the transition bond structure.

  The amount of carrying costs in ETI's Direct Testimony was calculated in accordance with the 36931 Order, premised on a transition bond issuance date of November 16, 2009.40 Accordingly, the Commission determines that it is appropriate to update the carrying cost amount in the issuance advice letter to reflect the actual issuance date of the transition bonds and other relevant current information (including an adjustment to the carrying costs to be securitized to account for the possible receipt of insurance proceeds and governmental grants) and that ETI be authorized to securitize the updated aggregate principal balance reflected in the issuance advice letter.41

  ETI requested approval of transition charges sufficient to recover the principal and interest on the transition bonds plus ongoing qualified costs as described in Appendix C to this Financing Order. ETI requested that the transition charges be recovered from retail customers by ETI, as servicer, or when, and if, ETI's service territory becomes subject to retail competition, that transition charges be recovered from retail customers through REPs and other entities which, under PURA and this Financing Order, are obligated to pay or collect transition charges. ETI requested that the amount of the transition charges be calculated based upon the allocation methodology and billing determinants specified in Schedule SRC. ETI also requested that certain standards related to the billing and collection of transition charges be applied to REPs, as specified in Schedule SRC.

  ETI requested in its application that its up-front and ongoing costs of issuing and maintaining the transition bonds be recovered through the transition charges authorized in this proceeding. ETI estimated that its up-front qualified costs would total approximately $6.2 million, and proposed that those costs not be subject to a cap. Pursuant to the Agreement, the aggregate up-front qualified costs are capped at $5 million. However, the aggregate cap does not apply to: (1) the up-front costs of credit enhancements and arrangements to enhance marketability, including original issue discount, provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs; (2) the costs of the Commission's financial advisor, if the Commission hires a financial advisor to assist it with issuance of the bonds; and (3) any costs incurred by ETI to defend the Financing Order, if the Financing Order is appealed. The Commission agrees with this approach. All up-front qualified costs other than those enumerated above will be subject to the aggregate cap; however, there will be no individual cap applicable to any component of up-front qualified costs.

  ETI proposed that its ongoing costs of servicing the bonds would be capped at $290,000 per year for each year of the term of the bonds, if ETI is the servicer.42 The Commission agrees that the ongoing servicer fees should be capped at $290,000 per year for each year of the term of the bonds, if ETI is the servicer. In the event that ETI is no longer the servicer, and a substitute, third-party servicer is appointed, ETI is required to seek Commission approval for the ongoing costs of servicing the bonds if the annual substitute servicer fees will exceed 0.60% of the original principal amount securitized. The Commission also finds it appropriate to establish a cap on the administrative fees of $100,000 for each BondCo plus reimbursable third party costs. Ongoing qualified costs include a return of 10.86% on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in Finding of Fact 62. The Commission finds that ETI should be permitted to securitize its up-front costs of issuance in accordance with the terms of this Financing Order. Other than the servicer and administrative fees, ongoing costs are not capped and are estimated in Appendix C to this Financing Order.

  In capping ETI's up-front qualified costs, the Commission is mindful of the fact that several of the components of these total cost balances will vary depending on the size of the final issuance of the transition bonds. Specifically, the Commission realizes that the SEC registration fee, rating agency fees, and underwriters' fees are proportional to the amount of qualified costs actually securitized. In addition, the SEC formula for calculating registration fees changes from time to time. Although the aggregate up-front qualified costs are capped at $5 million, in the issuance advice letter ETI should update the SEC registration fee, rating agency fees, and underwriters' fees proportionately to reflect the actual qualified costs securitized. The issuance advice letter should also update the costs of any original issue discount or other forms of credit enhancement. Likewise, ETI is authorized to recover its actual ongoing qualified costs of servicing directly through the transition charges, subject to the cap of $290,000 annually on the servicing fee set forth in Appendix C to this Financing Order. Additionally, the administrative fees are capped at $100,000 for each BondCo plus reimbursable third party costs. The amount of ongoing costs reflected in Appendix C should be updated in the issuance advice letter to reflect more current information available to ETI prior to the issuance of the transition bonds. Further, in accordance with the terms of this Financing Order, the Commission will authorize a successor servicer to ETI to recover a higher servicer fee if ETI ceases to service these bonds.

  FINDINGS OF FACT

    Identification and Procedure

  Identification of Applicant and Application
  ETI is an electric utility that owns and operates for compensation an extensive generation, transmission and distribution network to provide electric service in the southeast portion of this state. ETI is a direct wholly-owned subsidiary of Entergy Corporation, which, prior to February 8, 2006, was a registered public utility holding company under the Public Utility Holding Company Act of 1935 and is now a public utility holding company under the Public Utility Holding Company Act of 2005.

  On April 21, 2009, in Docket No. 36931, ETI filed an application to determine the system restoration costs ETI is entitled to recover under Subchapter I of Chapter 36 of PURA. In the Order issued on August 18, 2009 in Docket No. 36931, the Commission determined that the total dollar amount of ETI's system restoration costs eligible for recovery and securitization is $566,356,566, plus carrying costs at the rate of 10.86% per annum from the date incurred until the issuance of securitization bonds, minus $70 million of projected insurance proceeds, plus all other qualified costs. The 36931 Order further provides for adjustments to the carrying costs balance based upon the receipt of insurance or governmental grant proceeds.

    2.    Procedural History

  On July 16, 2009, ETI filed its application for a financing order under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA to securitize and to cause the issuance of transition bonds in an aggregate principal amount of: (a) $627,846,626 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $50,340,060 through the projected issuance date of the transition bonds of November 16, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are estimated to be $6,153,374, minus (c) governmental grant proceeds received prior to the issuance of the financing order, if reduction of the amount to be securitized is required by the 36931 Order, plus or minus (d) any adjustment to the $50,340,060 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds as provided in the 36931 Order, and (ii) the number of days, as applicable, either greater than or less than assumed in the $50,340,060 carrying cost calculation based on the projected issuance date for the transition bonds of November 16, 2009. ETI proposed that these amounts be updated in the issuance advice letter to reflect the actual issuance date of the transition bonds and other relevant current information available at that time (including, if required by the 36931 Order, an adjustment to the carrying cost amount to account for the possible receipt of certain insurance proceeds and governmental grants) as permitted by the draft financing order submitted by ETI, and that ETI be authorized to securitize the updated aggregate principal amount reflected in the issuance advice letter. ETI also proposed to include as qualified costs the costs of possible hedge agreements entered into under the circumstances described in the testimony accompanying the application and the costs of credit enhancements relating to marketability of the transition bonds. The application includes the exhibits, schedules, attachments, and testimony.

  On July 20, 2009, the Commission's administrative law judge (ALJ) issued Order No. 1 scheduling a prehearing conference, adopting a protective order, addressing discovery deadlines and requesting the parties' comments on ETI's notice and proposed procedural schedule.

  In Order No. 3, issued on July 30, 2009, the ALJ approved ETI's notice and established the intervention deadline.

  In Order No. 4, issued on July 31, 2009, the ALJ admitted the following parties as intervenors: Texas Industrial Energy Consumers, the State of Texas, and the Cities of Beaumont, Bridge City, Conroe, Groves, Huntsville, Montgomery, Navasota, Nederland, Orange, Pine Forest, Pinehurst, Port Neches, Rose City, Shenandoah, Silsbee, and Willis.

  In Order No. 5, issued on August 5, 2009, the ALJ approved the procedural schedule for this proceeding.

  On August 21, 2009, ETI filed the Agreement resolving all issues in this proceeding.

  The Agreement includes the following:

  a.     Amount to Be Securitized

  ETI should be authorized to cause transition bonds to be issued in an aggregate principal amount of: (a) $539,881,826 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $43,525,261 through the projected issuance date of the transition bonds of October 26, 2009, calculated at a rate of 10.86% per annum (with no compounding) pursuant to the 36931 Order), plus
  (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are capped and not to exceed $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if the financing order is appealed, minus (c) insurance proceeds (in excess of $70 million) and governmental grant proceeds received prior to the issuance of the financing order, plus or minus (d) any adjustment to the $43,525,261 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds, and (ii) the number of days, as applicable, either greater than or less than assumed in the $43,525,261 carrying cost calculation based on the projected issuance date for the transition bonds of October 26, 2009.

  b.     Up-Front Qualified Costs

  The Signatories agree that ETI may securitize all up-front qualified costs it incurs in connection with the securitization of the system restoration costs up to an aggregate amount of $5 million. The Signatories agree that this cap is based on the following assumptions: (a) ETI does not incur any costs of credit enhancement and arrangements to enhance marketability; (b) as was the case in ETI's last securitization, the Commission will not elect to hire a financial advisor for this securitization; and (c) as was the case in ETI's last securitization, there will be no appeal of the Financing Order. The Signatories recognize that the foregoing assumptions may not be correct and agree that, notwithstanding the foregoing limitation, ETI may also securitize the up-front costs of credit enhancements and arrangements to enhance marketability, including original issue discount, provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. The cost of such credit enhancements and arrangements to enhance marketability shall not count against or be subject to the $5 million cap on up-front qualified costs. Similarly, if the Commission hires a financial advisor to assist it with issuance of the bonds, the fees of such advisor reimbursed or paid by ETI and additional costs incurred by ETI to comply with requests and recommendations of the advisor shall be included in the securitizable up-front qualified costs and shall not count against or be subject to the $5 million cap on up-front qualified costs. In addition, if the financing order is appealed, any costs incurred by ETI to defend the financing order shall be included in the securitizable up-front qualified costs and shall not count against or be subject to the $5 million cap on up-front qualified costs. All other up-front qualified costs will be subject to the aggregate cap; however, there will be no individual cap applicable to any component of up-front qualified costs.

  c.     Accumulated Deferred Federal Income Tax

  The Signatories agree that ETI shall calculate and place into effect, on the same date that the system restoration charges become effective, a separate credit ("ADFIT Credit") calculated as set out in this paragraph. The ADFIT Credit shall be reflected in a tariff sheet which shall be attached to the proposed financing order and approved as part of the Financing Order. The ADFIT Credit shall be a negative charge to provide customers subject to the system restoration charges an amount equal to a return on the remaining balance of accumulated deferred federal income taxes ("ADFIT") related to the system restoration costs being securitized. The Signatories agree that, subject to adjustment to reflect ADFIT related to any insurance proceeds above the $70 million reflected in Finding of Fact 9.a. above, government grants or other sources of funding that compensate ETI for system restoration costs as discussed below, the ADFIT related to the system restoration costs being securitized shall be as reflected in the attached schedule. The Signatories recognize that PURA requires and the Financing Order will provide that any insurance proceeds, government grants or other sources of funding that compensate ETI for system restoration charges be taken into account either through a reduction of the amount to be securitized (if the timing of the receipt of those amounts permits their inclusion as a reduction to the amount to be securitized) or through adjustments to ETI's rates (if the timing of the receipt of those amounts prevents their inclusion as a reduction to the amount to be securitized). The ADFIT balances reflected on the attached schedule have been calculated assuming insurance proceeds of $70 million. The Signatories recognize, however, that receipt of any amounts above or below $70 million would give rise to a change to the ADFIT balance used to compute the ADFIT Credit in an amount calculated by multiplying the amount of the proceeds, grants and other compensation by the then effective maximum federal income tax rate for corporations and further agree that this change in the ADFIT balance shall be made effective as of the date the insurance proceeds, government grants or other sources of funding are received by ETI. The unamortized ADFIT balance shall earn a return at an annual rate of 10.86%. The initial ADFIT Credit will be $11,413,928 as listed for period 1 on the schedule attached as Appendix F, which represents the return on the ADFIT balance. The ADFIT Credit shall thereafter be adjusted on each annual date that the system restoration charges are trued up to (i) correct any over-credit or under-credit of the amounts previously scheduled to be provided to customers, (ii) reflect the amounts scheduled to be provided to customers during the period the adjusted ADFIT Credit is to be effective, and (iii) account for the effects, if any, on ADFIT of any insurance proceeds, government grants or other source of funding that compensate ETI for system restoration costs incurred. The annual adjustment shall be made through a separate filing submitted by ETI at the same time as it submits the system restoration charge true-up adjustment filing and using the same allocation factors and billing determinants as the system restoration charge true-up adjustment filing. The ADFIT Credits to be provided through this paragraph are a full and complete settlement of all issues and all potential issues regarding treatment of the ADFIT associated with the system restoration costs being securitized. The Signatories agree that ADFIT benefits associated with such system restoration costs shall not be applied to reduce the securitizable balance and that the ADFIT balance shall not be used to reduce rate base in future proceedings. The Signatories further agree that the ADFIT Credit and obligation to provide the ADFIT Credit shall not be transferred to the special purpose entity being created to issue the bonds, shall not be or become "transition property" as defined in PURA Section 39.302(8), but shall be and remain a separate unsecuritized rate credit of ETI.

  In filing the Settlement Agreement, ETI indicated that none of the parties in Docket No. 37247 oppose the Settlement Agreement. No party filed an opposition to the Settlement Agreement.

  ETI's application and accompanying testimony and schedules, proof of publication, and the Affidavits of Darryl Tietjen and J. David Wright in Support of Settlement should be incorporated into the record consistent with this Financing Order.

    3.   Notice of Application

  Notice of ETI's application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in ETI's service area and was completed on August 14, 2009. In addition, upon the filing of its application on July 16, 2009, ETI provided notice by furnishing a copy of its filing package to each party to Docket No. 36931.

  On July 29, 2009, ETI provided individual notice to: (1) the governing bodies of all Texas incorporated municipalities that have retained original jurisdiction over ETI; (2) all municipally owned electric utilities and electric cooperatives in Texas with multiply certificated service areas with ETI; and (3) each retail electric provider listed on the Commission website.

  Proof of publication was submitted in the form of publishers' affidavits, and verification of the mailing of individual notices to the municipalities, to the municipally owned electric utilities and electric cooperatives in Texas with multiply certificated service areas with ETI, and to the REPs, and of the furnishing of a copy of ETI's filing package on each of the parties to Docket No. 36931 was made by affidavit.

B.        Qualified Costs and Amount to be Securitized

  Identification and Amounts

  Qualified costs are defined in PURA, Subchapter I of Chapter 36, to include system restoration costs, which include carrying costs from the date on which the system restoration costs were incurred to the date that transition bonds are issued, together with the costs of issuing, supporting, and servicing transition bonds and any costs of retiring and refunding the electric utility's existing debt and equity securities in connection with the issuance of transition bonds. Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions.43

  Other qualified costs include the costs of issuing, supporting, and servicing the transition bonds and any transaction costs associated with retiring and refunding existing debt and equity securities with the proceeds from the transition bonds,44 provided, however, to the extent the proceeds of transition bonds are used to retire or refund any debt owed by ETI to an affiliate or pay down any equity held by an affiliate, any transaction costs associated with retiring or refunding such affiliate debt or equity shall not be included in other qualified costs. The actual costs of issuing and supporting the transition bonds will not be known until the transition bonds are issued, and certain ongoing costs relating to the transition bonds may not be known until such costs are incurred. However, to satisfy its statutory obligations to ensure quantifiable and tangible benefits to ratepayers, it is appropriate to limit the maximum amount of up-front qualified costs approved in this Financing Order that may be included in the principal amount of the transition bonds to an amount that shall not exceed $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if this Financing Order is appealed. No component of up-front qualified costs will be subject to an individual cap. This Financing Order contains an estimate of the amount of these costs as shown in Appendix C and provides for recovery of the actual amounts subject to the cap of $5 million on up-front qualified costs. The amount of the costs identified in Appendix C to this Financing Order must be updated in the issuance advice letter to the extent they deviate from this estimate to ensure compliance with all statutory requirements. It is appropriate to recover the annual ongoing servicing fees and the annual fixed operating costs directly through transition charges and not included in the principal amount of the transition bonds. It is also appropriate to impose additional limits to ensure that the ongoing servicing fees do not exceed the maximum amount of $290,000 per year as shown in Appendix C; however, ongoing costs other than the servicer and administrative fees shall not be capped, and are estimated in Appendix C to this Financing Order.

    2.   Carrying Costs Included in the Securitized Amount

  The balance to be securitized properly includes carrying costs on system restoration costs through the date of issuance of the transition bonds. In its testimony, exhibits, and schedules, ETI reasonably calculated the amount of carrying costs in accordance with the 36931 Order, based on an assumed date for issuance of the transition bonds of November 16, 2009. In the issuance advice letter, ETI should update the amount of carrying costs to reflect the actual date of issuance of the transition bonds, if it differs from the projected issuance date of October 26, 2009. ETI shall also update in the issuance advice letter any necessary adjustments to carrying costs required by the 36931 Order, including to account for ETI's receipt of insurance proceeds and governmental grants, if those proceeds are received before the bonds are priced.

    3.   Accumulated Deferred Federal Income Taxes

  ADFIT associated with system restoration costs occurs because of the difference in the regulatory and tax treatment of the system restoration costs.

  The Commission considered two approaches for recognizing the ADFIT benefit.

  Under the first approach, the ADFIT associated with the system restoration costs would be reflected by reducing the securitizable amount to reflect the benefits associated with ADFIT. Under the second approach, the ADFIT associated with the system restoration costs would be reflected by using the ADFIT balance in the same manner as other ADFIT amounts to reduce rate base in ETI's next rate case. The Agreement, described in Finding of Fact 9, has elements that provide the advantages of each of these approaches. It maximizes the amount of lower-cost financing that can be provided through securitization while assuring that the ADFIT benefits are immediately provided to customers.

  The Commission finds that the method of providing the ADFIT benefit described in the Agreement provides benefits to ratepayers and is reasonable.

    4.   Balance to be Securitized

  ETI should be authorized to cause transition bonds to be issued in an aggregate principal amount of: (a) $539,881,826 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $43,525,261 through the projected issuance date of the transition bonds of October 26, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are capped and not to exceed $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if this Financing Order is appealed, minus (c) insurance proceeds (in excess of $70 million) and governmental grant proceeds received prior to the issuance of the financing order, plus or minus (d) any adjustment to the $43,525,261 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds, and (ii) the number of days, as applicable, either greater than or less than assumed in the $43,525,261 carrying cost calculation based on the projected issuance date for the transition bonds of October 26, 2009. In the issuance advice letter, ETI should update the amounts for the up-front qualified costs to reflect the actual issuance date of the transition bonds and other relevant current information in accordance with the terms of this Financing Order. In addition, ETI shall include in the issuance advice letter a revision to the carrying costs calculation to account for (i) the receipt of insurance proceeds and governmental grants, and (ii) if the transition bonds are actually issued on a date other than October 26, 2009, the difference in the number of days either less than or greater than assumed in the calculation based on the projected issuance date of October 26, 2009, and the securitized amount shall be adjusted upwards or downwards, as applicable, based on such difference. ETI should be authorized to securitize the updated aggregate principal amount reflected in the issuance advice letter. ETI should be authorized to recover the remaining qualified costs, composed of the ongoing support and servicing costs, directly through transition charges, subject to the cap on the servicing fees set forth in Appendix C to this Financing Order. The servicing and administrative fees collected by ETI, or any affiliate of ETI, acting as either servicer or administrator under the servicing agreement or administration agreement, shall be included as a revenue credit and reduce revenue requirements in each subsequent ETI base rate case. The expenses incurred by ETI or such affiliate to perform obligations under the servicing agreement and administration agreement should be included as a cost of service in each ETI base rate case. The administrative fees are capped at $100,000 for each BondCo plus reimbursable third party costs.

  The proposed recovery of the sum described in Finding of Fact No. 22 through issuance of transition bonds as provided in this Financing Order should be approved because ratepayers will receive tangible and quantifiable benefits as a result of the securitization.

    5.   Issuance Advice Letter
  Because the actual structure and pricing of the transition bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the transition bonds and prior to issuance of the transition bonds, ETI will file with the Commission for each series of transition bonds issued, and no later than 24 hours after the pricing of that series of transition bonds, an issuance advice letter. The up-front qualified costs in the issuance advice letter may be included in the principal amount securitized, subject to the caps as provided by this Financing Order. Within 60 days of issuance of the transition bonds, ETI shall submit to the Commission a final accounting of the total up-front qualified costs. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment. The excess shall bear interest from the date of issuance of the transition bonds through the date the amounts are refunded, at the interest rate(s) applicable to refunds under the Commission's rules. The issuance advice letter will be completed to report the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued. All amounts that require computation will be computed by using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule SRC found in Appendix B. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

  ETI will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of the commencement of marketing of the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff will provide ETI comments and recommendations regarding the adequacy of the information provided.

  The issuance advice letter shall be submitted to the Commission within 24 hours after the pricing of the transition bonds. Commission Staff may request such revisions of the issuance advice letter as may be necessary to ensure the accuracy of the calculations and that the requirements of PURA and of this Financing Order have been met. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order.

  The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as Appendix A, including the certification from ETI discussed in Finding of Fact No. 28, is necessary to ensure that any securitization actually undertaken by ETI complies with the terms of this Financing Order.

  The certification statement contained in ETI's certification letter shall be worded precisely as the statement in the form of the issuance advice letter approved by the Commission. Other aspects of the certification letter may be modified to describe the particulars of the transition bonds' facts and the actions that were taken during the transaction.

    6.   Tangible and Quantifiable Benefit

  The statutory requirement in PURA Sections 39.301 and 36.401(b)(2) that directs the Commission to ensure that securitization provides tangible and quantifiable benefits to ratepayers greater than would be achieved absent the issuance of transition bonds can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over a 14-year period the present value of the revenue requirement associated with the method that is reflective of conventional utility financing, with the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers. The benefits for consumers set forth in ETI's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

  The financial analysis presented by ETI indicates that securitization financing of the balance initially requested to be securitized by ETI is expected to result in $59 million of tangible and quantifiable economic benefits to ratepayers on a present-value basis if the transition bonds are issued at the maximum weighted-average annual interest rate of 7.75% allowed by this Financing Order. Using the base case weighted-average annual interest rate for the transition bonds of 5.91%, the benefits would be even larger or $132 million. The actual benefit to ratepayers will depend upon market conditions at the time the transition bonds are issued and the amount actually securitized. This range of quantifications uses a maximum expected life of 14 years and reflects the present value of ETI's estimated up-front and ongoing qualified costs, as included in its application. The benefits for consumers set forth in ETI's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

    7.   Present Value Cap

  The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed transition bonds associated with conventional (i.e., non-securitized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the transition bonds.45 The analysis presented by ETI to calculate economic benefits also demonstrates that the amount ETI initially sought to securitize does not exceed the present value of the revenue requirement associated with the securitized amount over the maximum expected 14-year life of the transition bonds. Using either the base case weighted-average annual interest rate of 5.91% or the worst case weighted average annual interest rate of 7.75%, the present value of the amount ETI initially sought to securitize is $569 million. This amount compares to present value revenue requirements under conventional recovery of $628 million and $701 million in the worst case and base cases, respectively. The benefits for consumers set forth in ETI's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

  The amount of qualified costs to be securitized does not exceed the present value of the revenue requirement over the maximum expected 14-year life of the transition bonds associated with the amount approved to be securitized in this Financing Order. The present value analysis uses a discount rate equal to the maximum allowed weighted average interest rate on the transition bonds on an annual basis.

    8.   Total Amount of Revenue to be Recovered

  The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the remaining life of the amounts that are securitized under this Financing Order, using conventional financing methods.46 Under the worst-case scenario in which the bonds bear a 7.75% weighted-average annual interest rate, ETI's financial analysis indicates that the total amount of revenues to be collected under this Financing Order is expected to be $123 million less than the revenue requirement that would be recovered using conventional utility financing methods over the period under which they would be recovered through a transition charge. Using the base case weighted-average annual interest rate of 5.91%, the benefits of securitization would be even larger or approximately $206 million. The benefits for consumers set forth in ETI's evidence are fully indicative of the benefits that consumers will realize from the securitization approved hereby. Also in the issuance advice letter, ETI will be required to update the benefit analyses to verify that the final amount securitized satisfies the statutory financial tests.

C.        Structure of the Proposed Securitization

    1.   BondCo

  For purposes of this securitization, ETI will create BondCo, a special purpose transition funding entity which will be a Delaware limited liability company with ETI as its sole member. BondCo will be formed for the limited purpose of acquiring transition property (including any transition property authorized by the Commission in a subsequent financing order), issuing transition bonds in one or more series and in one or more tranches for each series (which could include transition bonds authorized by the Commission in a subsequent financing order), and performing other activities relating thereto or otherwise authorized by this Financing Order. BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the transition bonds. Obligations relating to the transition bonds will be BondCo's only significant liabilities. These restrictions on the activities of BondCo and restrictions on the ability of ETI to take action on BondCo's behalf are imposed to achieve the objective of ensuring that BondCo will be bankruptcy remote and not affected by a bankruptcy of ETI. BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation. As long as the transition bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with ETI other than acting as independent managers for any other bankruptcy-remote subsidiary of ETI or its affiliates. BondCo will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of BondCo without the consent of the independent managers. Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent managers. Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies. ETI may create more than one BondCo, in which event the rights, structure and restrictions described in this Financing Order with respect to BondCo would be applicable to each such issuer of transition property to the extent of the transition property sold to it and the transition bonds issued by it.

  The initial capital of BondCo will be a nominal amount of $100. Concurrently with the issuance of the bonds, 0.5% of the original principal amount of each series of transition bonds will be deposited. Adequate funding of BondCo will minimize the possibility that ETI would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo, and is a factor in treating the financing as a borrowing by ETI for federal income tax purposes. A sufficient level of capital is necessary to minimize the risk that BondCo would not be treated as bankruptcy remote from ETI and, therefore, assist in achieving the lowest transition-bond charges possible. The United States Treasury Department has recently proposed sweeping changes to the regulation of financial markets including securitizations.57 It is not known how any changes resulting from that proposal will affect the level of capital which must be invested in BondCo, or other costs of issuing, supporting, and servicing the system restoration bonds. If ETI is required to invest in BondCo more than 0.5% of the original principal amount of each series of bonds, it should be permitted to earn a return of 10.86% on such additional investment.

  BondCo will issue transition bonds in one or more series, and in one or more tranches for each series, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the indenture trustee, as collateral for payment of the transition bonds, the transition property, including BondCo's right to receive the transition charges as and when collected, and certain other collateral described in ETI's application.

  Concurrent with the issuance of any of the transition bonds, ETI will transfer to BondCo all of ETI's rights under this Financing Order, including rights to impose, collect, and receive transition charges approved in this Financing Order. This transfer will be structured so that it will qualify as a true sale within the meaning of PURA Section 39.308. By virtue of the transfer, BondCo will acquire all of the right, title, and interest of ETI in the transition property arising under this Financing Order.

  The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the transition charges. Therefore, the use and proposed structure of BondCo should be approved.

    2.   Credit Enhancement and Arrangements to Reduce Interest Rate Risk or Enhance Marketability

  ETI requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees), various arrangements to reduce interest rate risks (including hedges) and other mechanisms designed to promote the credit quality and marketability of the transition bonds if the benefits of such arrangements exceeded their cost. ETI also asked that the costs of any credit enhancements as well as the costs of arrangements to reduce interest rate risk or enhance marketability be included in the amount of qualified costs to be securitized. ETI is permitted to recover the up-front and ongoing costs of credit enhancements and arrangements to reduce interest rate risk or enhance marketability pursuant to PURA Section 36.403(d)(2), provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs. If the use of credit enhancements or other arrangements is proposed by ETI, ETI shall provide the Commission's designated representative copies of all cost/benefit analyses performed by or for ETI that support the request to use such arrangements. This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

  ETI's proposed use of credit enhancements and arrangements to reduce interest rate risk or enhance marketability is reasonable and should be approved, provided that: (1) ETI certifies that the enhancements or arrangements provide benefits greater than their costs and (2) the Commission's designated representative agree to such certifications.

  In current market conditions, it is uncertain whether the benefits of an interest-rate swap within the transition bond structure will outweigh the costs of researching and preparing the swap and result in the lowest transition bond charges.

  An interest-rate swap within the transition bond structure could expose ratepayers to higher risks in relation to the transition bond charges and the ability of the swap counterparty to meet its obligations.

    3.   Transition Property

  Under PURA Section 39.304(a), the rights and interest of an electric utility or successor under a financing order, including the right to impose, collect, and receive the transition charges authorized in the order, are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of transition bonds, at which time they will become transition property.

  The rights to impose, collect, and receive the transition charges approved in this Financing Order along with the other rights arising pursuant to this Financing Order will become transition property upon the transfer of such rights by ETI to BondCo pursuant to PURA Section 39.304.

  Transition property and all other collateral will be held and administered by the indenture trustee pursuant to the indenture, as described in ETI's application. This proposal will help ensure the lowest transition-bond charges and should be approved.

  Under PURA Section 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of transition charges depends on further acts of the utility or others that have not yet occurred.

    4.   Servicer and the Servicing Agreement

  ETI will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed or replaced by another servicing agreement. The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer. ETI will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission pursuant to this Financing Order. The replacement servicer should not begin providing service until the date the Commission approves the appointment and the servicing fee of such replacement servicer; provided, however, that approval of the servicing fee is only required if, annually, it will exceed 0.60% of the original principal amount securitized. Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable transition charges for the benefit and account of BondCo, to make the periodic true-up adjustments of transition charges required or allowed by this Financing Order, and to account for and remit the applicable transition charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement). Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the transition bonds, or the indenture trustee's designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of transition bonds, shall appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement. The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement. The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the transition bonds.

  The servicing agreement negotiated as part of this securitization shall contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.

  The servicing agreement negotiated as part of this securitization shall include a provision that ETI shall indemnify the Commission (for the benefit of consumers) in connection with any increase in servicing fees that become payable pursuant to Section 6.02(g) of the servicing agreement as a result of a default resulting from ETI's negligence in performance of its duties or observance of its covenants under the servicing agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or consumer.

  The obligations to continue to provide service and to collect and account for transition charges will be binding upon ETI and any other entity that provides transmission and distribution services or, in the event that transmission and distribution services are not provided by a single entity, any other entity providing distribution services to a person that was a retail consumer located within ETI's service area as it existed on the date this Financing Order is issued, or that became a retail consumer for electric services within such area after the date this Financing Order is issued, and is still located within ETI's service area. Further, and to the extent REPs are responsible for imposing and billing transition charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be binding on all REPs that bill and collect transition charges from such retail consumers, together with their successors and assigns. The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

  To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee,47 ETI will enter into a contract with that assignee that will require ETI (or its successor under such contract) to continue to operate ETI's transmission and distribution system (or, if by law, ETI or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ETI's distribution system) in order to provide electric services to ETI's customers within its service area. This provision does not prohibit ETI from selling, assigning or otherwise divesting any of its properties or assets; provided that in the event that ETI sells, assigns or otherwise divests of all or any portion of its transmission and distribution system required to provide electric service to ETI's customers (or, if by law, ETI or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ETI sells, assigns or otherwise divests all or any portion of its distribution system required to provide electric service to ETI's customers), then the entity acquiring such distribution (and if applicable, transmission) facilities is either required by law or agrees by contract to continue operating the facilities to provide electric services to ETI's customers, subject to any further restrictions provided in any bond financing document to assure obtaining the AAA ratings on the transition bonds.

  The proposals described in Findings of Fact Nos. 47 through 51 are reasonable, will reduce risk associated with the proposed securitization and will, therefore, result in lower transition bond charges and greater benefits to ratepayers and should be approved.

    5.    Retail Electric Providers

  ETI, acting as the initial servicer, will bill the transition charges to each retail consumer. When, and if, ETI's service territory becomes subject to retail competition, ETI, as servicer, will bill the transition charges to each retail consumer's REP, and the REP will collect the transition charges from its retail customers.

  Schedule SRC sets forth minimum billing and collection standards to apply to REPs that collect transition charges approved by this Financing Order from retail electric consumers. The Commission finds that the REP standards set forth in Schedule SRC are appropriate and should be adopted.

  The REP standards set forth in Schedule SRC relate only to the billing and collection of transition charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with ETI to have ETI bill and collect transition charges from the REP's retail consumers. REPs may contract with parties other than ETI to bill and collect transition charges from retail consumers, but such parties shall remain subject to these standards. Upon adoption of any amendment to P.U.C. Subst. R. 25.108, the Commission Staff will open a proceeding to investigate the need to modify the standards in Schedule SRC to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

  The REP standards are as follows:

  (a)     Rating, Deposit, and Related Requirements

  Each REP must (1) have a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively, or (2) provide (a) a deposit of two months' maximum expected transition charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition charge collections in the event that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing. A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee shall be a beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit rating of not less than "BBB-" and "Baa3" (or the equivalent) from Standard & Poor's and Moody's Investors Service, respectively.

  (b)     Loss of Rating

  If the long-term, unsecured credit rating from either Standard & Poor's or Moody's Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below "BBB-" or "Baa3" (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. A REP failing to make such provision must comply with the provisions set forth in Paragraph (e).

  (c)     Computation of Deposit, etc.

  The computation of the size of a deposit required under Paragraph (a) shall be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months' maximum expected transition charge collections. Within 10 business days following such review, (1) the REP shall remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer shall instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph (e). REP cash deposits shall be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the transition bonds. Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the transition bonds unless otherwise utilized for the payment of the REP's obligations for transition charges. Once the deposit is no longer required, the servicer shall promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

  (d)     Payment of Transition Charges

  Payments of transition charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers. The servicer shall accept payment by electronic funds transfer, wire transfer, and/or check. Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. A REP in default must comply with the provisions set forth in Paragraph (e). The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The "current amount" consists of the total unpaid transition charges existing on the 36th calendar day after billing by the servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against transition charge obligations. A REP shall not be obligated to pay the overdue transition charges of another REP. If a REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such transition charges; however, the prior REP shall not be relieved of the previously-assessed penalties.

  (e)     Remedies upon Default

  After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to in Paragraph (d), the servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP's deposit or alternate form of credit support. In addition, a REP that is in default with respect to the requirements set forth in Paragraphs (b), (c), or (d) shall select and implement one of the following options:

  (1)     Allow the Provider of Last Resort ("POLR") or a qualified REP of the consumer's choosing to immediately assume the responsibility for the billing and collection of transition charges.

  (2)     Immediately implement other mutually suitable and agreeable arrangements with the servicer. It is expressly understood that the servicer's ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the transition bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the transition bonds.

  (3)     Arrange that all amounts owed by retail consumers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.

  If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer shall immediately implement option (1). Upon re-establishment of compliance with the requirements set forth in Paragraphs (b), (c) and (d) and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

  (f)     Interest of REPs (including the POLR) in Funds Held by Servicer.

  Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer shall be junior and subordinate to any and all rights of the indenture trustee or the issuer to such funds.

  (g)     Billing by Providers of Last Resort, etc.

  The POLR appointed by the Commission must meet the minimum credit rating or deposit/credit support requirements described in Paragraph (a) in addition to any other standards that may be adopted by the Commission. If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the consumer requests the services of a certified REP. Retail consumers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges they have paid their REP (although future transition charges shall reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in Paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP shall not be required to comply with clauses (1), (2), or (3) of Paragraph (e), unless the penalty is not paid within an additional 30 calendar days.

  (h)     Disputes

  In the event that a REP disputes any amount of billed transition charges, the REP shall pay the disputed amount under protest according to the timelines detailed in Paragraph (d). The REP and servicer shall first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission. If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to the servicer at the Commission-approved interest rate. Disputes about the date of receipt of transition charge payments (and penalties arising thereon) or the size of a required REP deposit will be handled in a like manner. It is expressly intended that any interest paid by the servicer on disputed amounts shall not be recovered through transition charges if it is determined that the servicer's claim to the funds is clearly unfounded. No interest shall be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to PURA Section 39.107.

  (i)     Metering Data

  If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing. If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true-ups.

  (j)     Charge-Off Allowance

  The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

  (1) The REP's right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off.

  (2) The REP's recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo or BondCo's funds for such payments.

  (3) The REP shall provide information on a timely basis to the servicer so that the servicer can include the REP's default experience and any subsequent credits into its calculation of the adjusted transition-charge rates for the next transition-charge billing period, and the REP's rights to credits will not take effect until after such adjusted transition-charge rates have been implemented.

  (k)     Service Termination

  In the event that the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment in accordance with the applicable Commission rules.

  The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of transition charges resulting from this Financing Order, are reasonable, will lower risks associated with the collection of transition charges, and will result in lower transition bond charges and greater benefits to ratepayers. In addition, adoption of these standards will provide uniformity of standards for the billing and collection of transition charges for which ETI acts as servicer. Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in Findings of Fact Nos. 55 and 56 should be approved.

    6.    Transition Bonds

  BondCo will issue and sell transition bonds in one or more series, and each series may be issued in one or more tranches. The legal final maturity date of any series of transition bonds will not exceed 15 years from the date of issuance of such series. The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by ETI and the Commission's designated representative, consistent with market conditions and indications of the rating agencies, at the time the transition bonds are priced, but subject to ultimate Commission review through the issuance advice letter process. ETI will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Financing Order, or to cause the issuance of any transition bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order. BondCo will issue the transition bonds on or after the fifth business day after pricing of the transition bonds unless, prior to noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

  The Commission finds that the proposed structure-providing substantially level annual debt service and revenue requirements over the life of the bond issue, which will not exceed 15 years-is in the public interest and should be used. The approved structure is reasonable and should be approved, provided that the weighted average annual interest rate for the bonds does not exceed 7.75%. This restriction is necessary to ensure that the stated economic benefits to ratepayers materialize. To further ensure benefits to ratepayers, the Commission's designated representative should be charged with the obligation to ensure on behalf of the Commission that the structure and pricing of the transition bonds results in the lowest transition bond charges consistent with market conditions and this Financing Order.

    7.    Security for Transition Bonds

  The payment of the transition bonds and related charges authorized by this Financing Order is to be secured by the transition property created by this Financing Order and by certain other collateral as described in the application. The transition bonds will be issued pursuant to the indenture administered by the indenture trustee. The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the transition charges and payment or funding of the principal and interest on the transition bonds and other costs, including fees and expenses, in connection with the transition bonds, as described in ETI's application. Pursuant to the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the transition bonds in full and on a timely basis. The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

  (a)     The General Subaccount

  The indenture trustee will deposit the transition charge remittances that the servicer remits to the indenture trustee for the account of BondCo into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount. The indenture trustee will on a periodic basis apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the transition bonds, and to meet the funding requirements of the other subaccounts. The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the transition bonds and all other components of the Periodic Payment Requirement ("PPR") (as defined in Finding of Fact No. 77), and otherwise in accordance with the terms of the indenture.

  (b)     The Capital Subaccount

  When a series of transition bonds is issued, ETI will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount. The amount of the capital contribution will be 0.5% of the original principal amount of each series of transition bonds, although the actual amount will depend on tax and rating agency requirements and possible regulatory changes resulting from the Treasury Department's recent proposal to reform financial regulation. The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the transition bonds and all other components of the PPR. Any funds drawn from the capital account to pay these amounts because of a shortfall in the transition charge remittances will be replenished through future transition charge remittances. The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the transition bonds and all other components of the PPR. If ETI is required to make a capital contribution in excess of 0.5% of the original principal amount of each series of bonds, ETI will be authorized to receive an aggregate amount equal to the sum of (i) the actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of each series) and (ii) 10.86% on the remainder of the capital contribution. The required revenue, if any, to provide the return of 10.86% on any such additional capital is an ongoing qualified cost. Upon payment of the principal amount of all transition bonds and the discharge of all obligations that may be paid by use of transition charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to ETI. Investment earnings in this subaccount may be released earlier in accordance with the indenture.

  The capital contribution to BondCo should be funded by ETI. To ensure that ratepayers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the transition bonds that are used to retire or refund ETI's debt securities should not be offset by the amount of this capital contribution. Because ETI funds the capital subaccount, ETI should receive the investment earnings on that capital from time to time and should receive return of that capital after all transition bonds have been paid.

  (c)    The Excess Funds Subaccount

  The excess funds subaccount will hold any transition charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the transition bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount). Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement, ("PBR") (as defined in Finding of Fact No. 78) for purposes of the true-up adjustment. The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the transition bonds and other PPRs.

  (d)     Other Subaccounts

  Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the Commission's designated representative and ETI agree in advance that such enhancements provide benefits greater than their tangible and intangible costs. The costs of any such credit enhancements are not included in the cap on up-front qualified costs and would be included in the principal amount securitized.

    8.   General Provisions
  The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the transition bonds and all other components of the PPR. If the amount of transition charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the transition bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments. Any deficiency in the capital subaccount because of such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process. In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (e.g., amounts received from REPs), or to be used for specified purposes. Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture. Upon the maturity of the transition bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by ETI to customers consistent with Ordering Paragraph No. 21.

  The use of a collection account and its subaccounts in the manner proposed by ETI is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.

    9.   Transition Charges: Imposition and Collection, Nonbypassability and Self-Generation
  ETI seeks authorization to impose on and collect from its retail customers, and when and if ETI's service territory becomes subject to retail competition, from REPs and from other entities which are authorized to bill, pay or collect transition charges within ETI's service territory, in the manner provided in this Financing Order or the tariffs approved hereby, transition charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the transition bonds and ongoing costs related to the transition bonds).

  Transition charges may be separately identified on bills presented to retail customers, or if applicable, REPs and other entities obligated to pay or collect transition charges. If such charges are not separately identified, customers will be notified at least annually that the Transition Property is owned by BondCo and not ETI.

  Prior to the date when retail competition is introduced into ETI's service area, if any retail customer does not pay the full amount of any bill to ETI, the amount paid by the customer will be applied in the following order of priority: first, to any amounts due with respect to customer deposits; second, to all electric service charges of ETI and to all transition charges on the bill, pari passu, based upon the total amount billed, and third, to tax and charges billed to the customer. If there is more than one owner of transition property, or if the sole or any owner of transition property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing transition charges shall be allocated among such owners (or pledgee or pledgees), and among such series of transition bonds, pro-rata based upon the amounts billed with respect to each series of transition bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff. When and if ETI's service area becomes subject to retail competition and if a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the transition charges and other fees and charges (including amounts billed and due in respect of transition charges associated with transition bonds issued under other financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees. The amount allocated to transition charges shall be further allocated in the same manner as the second preceding sentence. The foregoing allocations will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

  The transition bonds have a scheduled final payment date of not longer than 14 years. However, amounts may still need to be recovered after the expiration of the 14-year period. ETI proposed that the transition charges related to a series of transition bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the transition bonds but that amounts due at or before the end of that period for services rendered during the 15-year period may be collected after the conclusion of the 15-year period.

  PURA Section 39.303(b) prohibits the recovery of transition charges for a period of time that exceeds 15 years. Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This restriction does not, however, prevent the recovery of amounts due at the end of such 15-year period for services rendered during such 15-year period.

  ETI, acting as servicer, and any subsequent servicer, will collect transition charges from all retail customers, or, if applicable, REPs serving retail customers, located within ETI's certificated service area as it existed on the date this Financing Order is issued and from other entities which are required to bill, pay or collect transition charges under this Financing Order or the tariffs approved hereby. A retail customer within such area may not avoid transition charges by switching to another electric utility, electric cooperative or municipally-owned utility after the date this Financing Order is issued. However, a customer in a multiply-certificated service area that requested to switch providers on or before the date this Financing Order is issued, or was not taking service from ETI on the date this Financing Order is issued, and does not do so after such date, will not be responsible for paying transition charges.

  A retail consumer may not avoid the payment of transition charges by switching to new on-site generation. "New on-site generation" means electric generation capacity greater than 10 megawatts capable of being lawfully delivered to the site without use of utility distribution or transmission facilities and which was not, on or before the date this Financing Order is issued, either (A) a fully operational facility, or (B) a project supported by substantially complete filings for all necessary site-specific environmental permits under the rules of the Texas Commission on Environmental Quality. If a consumer commences taking energy from new on-site generation that materially reduces the consumer's use of energy delivered through ETI's facilities, the consumer will pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the consumer by the applicable transition charges in effect for that month. Any reduction equivalent to more than 12.5% of the consumer's annual average use of energy delivered through ETI's facilities will be considered material for this purpose. Payments of the transition charges owed by such consumers will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the consumer through ETI's facilities and any other competition transition charges applicable to self-generation.

  Pursuant to Senate Bill 1492,48 which amended PURA Section 39.452, the Company is required to propose a competitive generation tariff to allow eligible customers the ability to contract for competitive generation not later than September 1, 2010. If a competitive generation tariff is approved, transition charges would also be applied to usage from those customers.

  ETI's proposal related to imposition and collection of transition charges is reasonable and is necessary to ensure collection of transition charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved. Approving the form of ETI's Schedule SRC found in Appendix B to this Financing Order and requiring filing of these tariff provisions before issuance of any transition bonds pursuant to this Financing Order is reasonable.

    10. Allocation of Qualified Costs Among Texas Retail Consumers

  The Periodic Payment Requirement ("PPR") is the required periodic payment for a given period (i.e., annually, semi-annually, or such other applicable period) due under the transition bonds. Each PPR includes: (a) the principal amortization of the transition bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the transition bonds (including any accrued and unpaid interest); and (c) ongoing qualified costs consisting of the servicing fee, rating agencies' fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement. The PPR for the transition bonds issued pursuant to this Financing Order should be updated in the issuance advice letter.

  The Periodic Billing Requirement ("PBR") represents the aggregate dollar amount of transition charges that must be billed during a given period (i.e., annually, semi-annually, or such other applicable period) so that the transition charge collections will be sufficient to meet the sum of all PPR for that period, given: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed transition charges for the period.

  ETI derived a blended Periodic Billing Requirement Allocation Factor ("PBRAF") for each transition charge rate class based on the allocation methodologies approved by the Commission in Docket No. 36931.

  The Commission adopts the PBRAFs approved in Docket No. 36931.

    11. True-Up of Transition Charges

  Pursuant to PURA Section 39.307, the servicer of the transition bonds will make annual adjustments to the transition charges to:

  (a) correct any undercollections or overcollections, for any reason, including if applicable and without limitation any caused by REP defaults, during the preceding 12 months; and

  (b) ensure the billing of transition charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the transition bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required pursuant to the waterfall of payments described in the application) during the period for which such adjusted transition charges are to be in effect.

  With respect to any series of transition bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the transition bonds of that series. The Commission will have 15 days after the date of the true-up filing in which to confirm the accuracy of the servicer's adjustment.

  True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the transition bonds) and the amount of transition charge remittances to the indenture trustee. True-up procedures are necessary to ensure full recovery of amounts sufficient to meet on a timely basis the PPR over the expected life of the transition bonds. In order to assure adequate transition charge revenues to fund the PPR and to avoid large overcollections and undercollections over time, the servicer will reconcile the transition charges using ETI's most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses. The calculation of the transition charges will also reflect both a projection of uncollectible transition charges and a projection of payment lags between the billing and collection of transition charges based upon ETI's and the REPs' most recent experience regarding collection of transition charges.

  The servicer will make true-up adjustments in the following manner, known as the standard true-up procedure:

(a) allocate the upcoming period's PBR based on the PBRAFs approved in this Financing Order;

(b) calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period's transition charge revenues collected from each class from the PBR determined for that class for the same period;

(c) sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each transition charge customer class; and

(d) divide the amount assigned to each customer class in step (c) above by the appropriate forecasted billing units to determine the transition charge rate by class for the upcoming period.

    12.  Interim True-Up
  The servicer is also required to make mandatory interim true-up adjustments semi-annually (or quarterly during the period between the expected final maturity and the legal final maturity of the last bond tranche or class) using the methodology identified in Findings of Fact Nos. 77 to 83 applicable to the annual true-up, (i) if the servicer forecasts that transition charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the transition bonds during the current or next succeeding payment period and/or (ii) to replenish any draws upon the capital subaccount.

  In the event an interim true-up is necessary, the interim true-up adjustment should be filed not less than 15 days prior to the first billing cycle of the month in which the revised transition charges will be in effect. In no event would such interim true-up adjustments occur more frequently than every three months if quarterly transition bond payments are required or every six months if semi-annual transition bond payments are required; provided, however, that interim true-up adjustments for any transition bonds remaining outstanding after the expected final maturity date of the last bond tranche or class shall occur quarterly.

   13.  Non-Standard True-Up
  A non-standard true-up procedure will be applied if the forecasted billing units for one or more of the transition charge customer classes for an upcoming period decreases by more than 10% compared to the billing units (known as the threshold billing units), shown in Appendix D to this Financing Order.

  In conducting the non-standard true-up the servicer will:

  (a) allocate the upcoming period's PBR based on the PBRAFs approved in Docket No. 36931;

  (b) calculate undercollections or overcollections, including without limitation any caused by REP defaults, if applicable, from the preceding period in each class by subtracting the previous period's transition charge revenues collected from each class from the PBR determined for that class for the same period;

  (c) sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted PBR for each transition charge customer class;

  (d) divide the PBR for each customer class by the maximum of the forecasted billing units or the threshold billing units for that class, to determine the "threshold rate";

  (e) multiply the threshold rate by the forecasted billing units for each class to determine the expected collections under the threshold rate;

  (f) allocate the difference in the adjusted PBR and the expected collections calculated in step (e) among the transition charge customer classes by using the PBRAFs approved in Docket No. 36931;

  (g) add the amount allocated to each class in step (f) above to the expected collection amount by class calculated in step (e) above to determine the final Periodic Billing Requirement for each class; and

  (h) divide the final PBR for each class by the forecasted billing units to determine the transition charge rate by class for the upcoming period.

  A proceeding for the purpose of approving a non-standard true-up should be conducted in the following manner:

(a) The servicer will make a "non-standard true-up filing" with the Commission at least 90 days before the date of the proposed true-up adjustment. The filing will contain the proposed changes to the transition charge rates, justification for such changes as necessary to specifically address the cause(s) of the proposed non-standard true-up, and a statement of the proposed effective date.

(b) Concurrently with the filing of the non-standard true-up with the Commission, the servicer will notify all parties in this docket of the filing of the proposal for a non-standard true-up.

(c) The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the non-standard true-up proposal pursuant to PURA Section 39.003.

The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order. The Commission will issue a final order by the proposed true-up adjustment date stated in the non-standard true-up filing. In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes. Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

   14.   Additional True-Up Provisions
  The true-up adjustment filing will set forth the servicer's calculation of the true-up adjustment to the transition charges. Except for the non-standard true-up in Findings of Fact Nos. 86 through 88, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer's adjustment. Except for the non-standard true-up adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing. Any necessary corrections to the true-up adjustment, because of mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings. Any interim true-up may take into account the PPR for the next succeeding 12 months if required by the servicing agreement.

  The true-up procedures contained in Schedule SRC found in Appendix B to this Financing Order are reasonable and will reduce risks related to the transition bonds, resulting in lower transition bond charges and greater benefits to ratepayers and should be approved.

  The broad-based true-up mechanism and the State pledge described above, along with the special purpose entity's bankruptcy remoteness from ETI and the collection account, will serve to minimize if not effectively eliminate, for all practical purposes and circumstances, any credit risk to the payment of the transition bonds (i.e., that sufficient transition charges will be assessed and collected to discharge all principal and interest obligations when due).

  15.   Commission Participation and Designated Representative

  In order to ensure, as required by PURA Section 39.301, that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission or its designated representative to have a decision-making role co-equal with ETI with respect to the structuring and pricing of the transition bonds and that all matters related to the structuring and pricing of the transition bonds shall be determined through a joint decision of ETI and the Commission or its designated representative. The Commission's primary goal is to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

  The Commission or its designated representative must participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the transition bonds and be provided timely information as necessary to allow it to participate in the financial transactions in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the transition bonds to investors).

  The Commission or its designated representative shall require a certificate from the bookrunning underwriter(s) confirming that the structuring, marketing, and pricing of the transition bonds resulted in the lowest transition bond yields to investors consistent with market conditions and the terms of this Financing Order.

  ETI submitted draft transaction documents with its application, specifically drafts of the Prospectus, the Indenture, the Limited Liability Company Agreement, the Transition Property Purchase and Sale Agreement, the Transition Property Servicing Agreement, the Administration Agreement, and the Term Sheet (Attachments 3A, 3B, 3C, 3D, 3E, 3F, and Attachment 4, respectively). These draft documents have not been reviewed or approved by the Commission. The Commission or its designated representative shall review and comment on these documents before they are finalized.

  16.   Lowest Transition Bond Charges

  ETI has proposed a transaction structure that is expected to include (but is not limited to):

  (a) the use of BondCo as issuer of the transition bonds, limiting the risks to transition bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

  (b) the right to impose and collect transition charges that are nonbypassable and which must be trued-up at least annually, but may be required to be trued-up more frequently under certain circumstances, in order to assure the timely payment of the debt service and other ongoing transaction costs;

  (c) additional collateral in the form of a collection account which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the transition bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the transition bond transaction;

  (d) the protection of transition bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the transition charges from existing or future retail consumers;

  (e) the treatment for federal income tax purposes to include: (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to ETI and the future revenues under the transition charges being included in ETI's gross income under its usual method of accounting, (ii) the issuance of the transition bonds and the transfer of the proceeds of the transition bonds to ETI not resulting in gross income to ETI, and (iii) the transition bonds constituting borrowings of ETI;

  (f) the marketing of the transition bonds using proven underwriting and marketing processes, through which market conditions and investors' preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, type of interest and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the transition bonds;

  (g) the furnishing of timely information to the Commission's designated representative to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the transition bonds result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order; and

  (h) the use of hedging agreements to mitigate the risk of future rate increases if ETI and the Commission's designated representative jointly determine that it is prudent to enter into these types of agreements.

  ETI's proposed transaction structure is necessary to enable the transition bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to ratepayers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the retail electric market.

  To ensure that ratepayers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed transition bond transaction will be consistent with the standards set forth in PURA Sections 39.301 and 39.303, it is necessary that (i) the effective annual weighted average interest rate of the transition bonds, excluding up-front qualified and ongoing qualified costs, does not exceed 7.75%, (ii) the expected final maturity of the last tranche of transition bonds does not exceed 14 years (although the legal final maturity of the transition bonds may extend to 15 years), (iii) the amortization of the transition bonds is structured to be consistent with Finding of Fact No. 59, and (iv) ETI otherwise satisfies the requirements of this Financing Order.

  To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for ETI, for each series of transition bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced and the terms (including the specified amortization pattern) of this Financing Order and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by Findings of Fact Nos. 29 through 33 of this Financing Order.

D.        Use of Proceeds

  Upon the issuance of transition bonds, BondCo will use the net proceeds from the sale of the transition bonds (after payment of transaction costs) to pay to ETI the purchase price of the transition property.

  The net proceeds from the sale of the transition property (after payment of transaction costs) will be applied to reduce the debt on the regulatory books of ETI.

  Through the steps described in Findings of Fact Nos. 100 and 101, the net proceeds from the sale of transition bonds will be used solely to retire existing debt of ETI and will result in a reduction in ETI's recoverable system restoration costs as determined in Docket No. 36931.

E.        Waiver of P.U.C. Proc. R. 22.35(b)(2)

  Pursuant to P.U.C. Proc. R. 22.5(b), good cause exists to waive the requirements of P.U.C. Proc. R. 22.35(b)(2), so that this proceeding may be considered at the Commission's Open Meeting scheduled for September 10, 2009.

  E.        CONCLUSIONS OF LAW

  ETI is a public utility, as defined in PURA Section 11.004, and an electric utility, as defined in PURA Section 31.002(6).

  ETI is authorized to file an application for a financing order under PURA Sections 39.301 and 36.401-36.406.

  The Commission has jurisdiction and authority over ETI's application pursuant to PURA Sections 14.001, 32.001, 36.401-36.406 and 39.301-39.313.

  The Commission has authority to approve this Financing Order under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA, subject to the standards, procedures, and tests contained in Subchapter I, Chapter 36 and Subchapter G, Chapter 39.

  Notice of ETI's application was provided in compliance with the Administrative Procedure Act (Tex. Gov't Code Ann. Sections 2001.001-902 (Vernon 2008)) and P.U.C. Proc. R. 22.54 and 22.55.

  This application does not constitute a major rate proceeding as defined by P.U.C. Proc. R. 22.2.

  The Agreement, as modified by this Financing Order, is in the public interest and complies with Commission rules.

  BondCo will be an assignee as defined in PURA Section 39.302(1) when an interest in transition property is transferred, other than as security, to BondCo.

  The holders of the transition bonds and the indenture trustee will each be a financing party as defined in PURA Section 39.302(3).

  BondCo may issue transition bonds in accordance with this Financing Order.

  The securitization approved in this Financing Order satisfies the requirements of PURA Sections 36.401 and 39.301 dictating that the proceeds of the transition bonds (net of transaction costs) shall be used solely for the purposes of reducing the amount of recoverable system restoration costs through the refinancing or retirement of utility debt and/or equity.

  The securitization approved in this Financing Order satisfies the requirement of PURA Sections 36.401(b)(2) and 39.301 mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of transition bonds. Consistent with fundamental financial principles, this requirement in PURA Sections 36.401(b)(2) and 39.301 can only be determined using an economic analysis to account for the time value of money. An analysis that compares in the aggregate over a 14-year period the present value of the revenue requirement associated with use of a customer surcharge (which is the alternative recovery method permitted under PURA to recover system restoration costs and reflects conventional utility financing) with the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

  BondCo's issuance of the transition bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA Sections 39.301 prescribing that the structuring and pricing of the transition bonds will result in the lowest transition bond charges consistent with market conditions and the terms of this Financing Order.

  The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the transition bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA Section 39.301.

  The securitization approved in this Financing Order satisfies the requirements of PURA Section 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods (which, in the case of the balance at issue in this proceeding, is a customer surcharge) and that this Financing Order be consistent with the standards of PURA Section 39.301.

  Under PURA Sections 39.301 and 39.303, the Commission has the ability to prohibit different financial options relating to the transition bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest transition bonds charges consistent with market conditions.

  The system restoration cost balance as determined in Docket No. 36931 includes carrying costs from the date incurred through October 26, 2009, the estimated date of issuance of the transition bonds. ETI may securitize carrying costs accrued on the system restoration costs during this period, as adjusted for the actual issuance date.

  This Financing Order adequately details the amount to be recovered and the period over which ETI will be permitted to recover nonbypassable transition charges in accordance with the requirements of PURA Section 39.303(b). Transition charges related to a series of transition bonds may not be collected after 15 years from the date of issuance of that series of bonds. This provision does not preclude the servicer from recovering transition charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

  The method approved in this Financing Order for collecting and allocating the transition charges satisfies the requirements of PURA Section 36.403(g).

  As provided in PURA Section 39.303(d), this Financing Order, together with the transition charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA Section 39.307; provided, however, that such irrevocability shall not preclude the Commission from extending the deadline for issuance of transition bonds if requested to do so by ETI.

  As provided in PURA Section 39.304(a), the rights and interests of ETI or its successor under this Financing Order, including the right to impose, collect and receive the transition charges authorized in this Financing Order, are assignable and shall become transition property when they are first transferred to BondCo.

  The rights, interests and property conveyed to BondCo in the Transition Property Purchase and Sale Agreement and the related Bill of Sale, including the irrevocable right to impose, collect and receive transition charges and the revenues and collections from transition charges, are "transition property" within the meaning of PURA Sections 39.302(8) and 39.304.

  Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the transition charges depend on further acts by ETI or others that have not yet occurred, as provided by PURA Section 39.304(b).

  All revenues and collections resulting from the transition charges will constitute proceeds only of the transition property arising from this Financing Order, as provided by PURA Section 39.304(c).

  Upon the transfer by ETI of the transition property to BondCo, BondCo will have all of the rights, title and interest of ETI with respect to such transition property including the right to impose, collect and receive the transition charges authorized by the Financing Order.

  The transition bonds issued pursuant to this Financing Order will be "transition bonds" within the meaning of PURA Sections 36.403(e) and 39.302(6), and the transition bonds and holders thereof are entitled to all of the protections provided under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA.

  Amounts that are required to be paid to the servicer as transition charges under this Financing Order or the tariffs approved hereby are "transition charges" as defined in PURA Sections 36.403(f) and 39.302(7), and the amounts collected from retail consumers with respect to such transition charges are "transition charges" as defined in PURA Sections 36.403(f) and 39.302(7), whether or not such charges are set out as a separate line item on the retail consumer's bill.

  Any payment of transition charges by a retail consumer to ETI, as servicer, or if applicable, to its REP, or to another entity responsible for collecting transition charges from retail consumers under this Financing Order or the tariffs approved hereunder, will discharge the retail consumer's obligations in respect of that payment, but, in the case of a REP or an entity (other than ETI), will not discharge the obligations of any REP or other entity responsible for collecting transition charges from retail consumers under this Financing Order to remit such payments to the servicer of the transition bonds on behalf of BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

  As provided in PURA Section 39.305, the interests of an assignee, the holders of transition bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by ETI or any other person or in connection with the bankruptcy of ETI or any other entity.

  The methodology approved in this Financing Order to true-up the transition charges satisfies the requirements of PURA Section 39.307.

  If and when ETI transfers to BondCo the right to impose, collect, and receive the transition charges and to issue the transition bonds, the servicer will be able to recover the transition charges associated with such transition property only for the benefit of BondCo and the holders of the transition bonds in accordance with the servicing agreement.

  If and when ETI transfers its rights under this Financing Order to BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA Section 39.308, then, pursuant to that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to BondCo. As provided by PURA Section 39.308, this true sale shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties' agreement, including the seller's retention of an equity interest in the transition property, ETI's role as the collector of transition charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

  As provided in PURA Section 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the transition bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the transition bonds or a trustee on their behalf in connection with the issuance of the transition bonds. The lien and security interest will attach automatically from the time that value is received for the transition bonds and, on perfection through the filing of notice with the Secretary of State in accordance with the rules prescribed by the Secretary of State under PURA Section 39.309(d), will be a continuously perfected lien and security interest in the transition property, and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

  As provided in PURA Section 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the Secretary of State under PURA Section 39.309(d); provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed. The transfer to BondCo of ETI's rights under this Financing Order will be a transfer of an interest in transition property for purposes of PURA Section 39.309(c).

  As provided in PURA Section 39.309(e), the priority of a lien and security interest perfected in accordance with PURA Section 39.309 will not be impaired by any later change in the transition charges pursuant to PURA Section 39.307 or by the commingling of funds arising from transition charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party. To the extent that transition charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide (or if provided in the servicing agreement, revenue or rate class) charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

  As provided in PURA Section 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.

  As provided in PURA Section 39.309(f), if a default or termination occurs under the transition bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in any transition property as if they were secured parties under Chapter 9, Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the transition charges be transferred to a separate account for the financing parties' benefit, to which their lien and security interest shall apply.

  As provided in PURA Section 39.309(f), if a default or termination occurs under the transition bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas shall order the sequestration and payment to those parties of revenues arising from the transition charges.

  As provided by PURA Section 39.310, the transition bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

  Pursuant to PURA Section 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and ETI, that it (including the Commission) will not take or permit any action that would impair the value of transition property, or, except as permitted by PURA Section 39.307, reduce, alter or impair the transition charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the transition bonds have been paid and performed in full. BondCo, in issuing transition bonds, is authorized pursuant to PURA Section 39.310 and this Financing Order to include this pledge in any documentation relating to the transition bonds.

  As provided in PURA Section 39.311, transactions involving the transfer and ownership of the transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

  This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of ETI, its successors, or assignees.

  ETI retains sole discretion regarding whether or when to assign, sell or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any transition bonds authorized by this Financing Order, subject to the right of the Commission, acting through its designated representative to have a decision-making role co-equal with ETI to approve or disapprove the proposed structuring, pricing, and marketing of the transition bonds as set out in Ordering Paragraph 28, and subject to the Commission's authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

  This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal except as expressly provided in PURA Section 39.303(f). The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the transition bonds or by the Commission's review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

  This Financing Order meets the requirements for a financing order under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA.

  The true-up mechanism, and all other obligations of the State of Texas and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the transition bonds and are legally enforceable against the State of Texas and the Commission.

  The requirements for informal disposition pursuant to P.U.C. Proc. R. 22.35 have been met in this proceeding except for subsection (b)(2) that requires the proposed order to be served on all parties no later than 20 days before the Commission is scheduled to consider the petition in an open meeting. Pursuant to P.U.C. Proc. R. 22.5(b), good cause exists to waive the 20-day requirement of P.U.C. Proc. R. 22.35(b)(2) so that this proceeding may be considered at the Commission's Open Meeting scheduled for September 10, 2009.

V.        ORDERING PARAGRAPHS

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Commission orders:

A.        Approval

  Approval of Application. The Agreement and the application of ETI for the issuance of a financing order under PURA Sections 36.401-.406 and 39.303 as modified by the Agreement are approved, as provided in this Financing Order. ETI's application and accompanying testimony and schedules, proof of publication, and the Affidavits of Darryl Tietjen and
  J. David Wright in Support of Settlement are incorporated into the record pursuant to   this Financing Order.

  Authority to Securitize. ETI is authorized in accordance with this Financing Order to securitize and to cause the issuance of transition bonds with an aggregate principal amount of: (a) $539,881,826 of system restoration costs pursuant to the 36931 Order (which amount includes carrying costs in the amount of $43,525,261 through the projected issuance date of the transition bonds of October 26, 2009, calculated at a rate of 10.86% per annum pursuant to the 36931 Order), plus (b) up-front qualified costs of issuing the transition bonds and of retiring some existing debt at ETI, which are capped pursuant to this Financing Order, and are not to exceed $5 million plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability (provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs), (ii) the cost of the Commission's financial advisor, if any, and (iii) any costs incurred by ETI if this Financing Order is appealed, minus (c) insurance proceeds (in excess of $70 million) or governmental grant proceeds received prior to the issuance of the financing order, plus or minus (d) any adjustment to the $43,525,261 in carrying costs necessary to account for (i) the receipt of insurance or grant proceeds, and (ii) the number of days, as applicable, either greater than or less than assumed in the $43,525,261 carrying cost calculation based on the projected issuance date for the transition bonds of October 26, 2009. ETI is authorized to securitize the updated aggregate principal amount in the issuance advice letter. If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment.

  Accumulated Deferred Federal Income Tax. ETI shall calculate annually and place into effect, on the same date that the system restoration charges become effective, the ADFIT Credit. Any adjustment to the ADFIT Credit, if any, shall be made through a separate filing submitted by ETI at the same time it submits the system restoration charge true-up adjustment filing and using the same allocation factors and billing determinants as the annual system restoration charge true-up adjustment filing. ADFIT benefits associated with such system restoration costs shall not be applied to reduce the securitizable balance or used to reduce rate base in future proceedings. The ADFIT Credit and obligation to provide the ADFIT Credit shall not be transferred to the special purpose entity being created to issue the bonds, shall not be or become "transition property" as defined in PURA Section 39.302(8) but shall be and remain a separate unsecuritized rate credit of ETI.

  Recovery of Transition Charges. ETI shall impose on, and the servicer shall collect from all existing and future retail consumers located within ETI's service area as it existed on the date this Financing Order is issued, and other entities which, under the terms of this Financing Order or the tariffs approved hereby, are required to bill, pay or collect transition charges, as provided in this Financing Order, transition charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the transition bonds). When, and if, ETI's service territory becomes subject to retail competition, REPs and other entities responsible for collecting transition charges from retail consumers under this Financing Order shall pay the transition charges billed to them whether or not they collect the transition charges from their retail consumers.

  Provision of Information. ETI shall take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision making authority over the proposed securitization as provided in this Financing Order.

  Issuance Advice Letter. ETI shall submit a draft issuance advice letter to the Commission Staff for review not later than two weeks prior to the expected date of the commencement of marketing of the transition bonds. Within one week after receipt of the draft issuance advice letter, Commission Staff shall provide ETI comments and recommendations regarding the adequacy of the information provided. Within 24 hours after pricing of the transition bonds and prior to issuance of the transition bonds, ETI, in consultation with the Commission acting through its designated representative, shall file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as Appendix A to this Financing Order. As part of the issuance advice letter, ETI, through an officer of ETI, shall provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission. The issuance advice letter shall be completed, shall evidence the actual dollar amount of the initial transition charges and other information specific to the transition bonds to be issued, and shall certify to the Commission that the structure and pricing of that series results in the lowest transition bond charges consistent with market conditions at the time that the transition bonds are priced, and the terms set out in this Financing Order. At the time the issuance advice letter is filed, ETI shall submit a calculation of the ADFIT Credit using the form of Schedule SCO (Storm Cost Offset) approved in this Financing Order pursuant to the Agreement and the terms of this Financing Order. In addition, if additional credit enhancements or arrangements to reduce interest rate risks or enhance marketability are used, the issuance advice letter shall include certification that the additional credit enhancements or other arrangements are reasonably expected to provide benefits as required by this Financing Order. All amounts that require computation shall be computed using the mathematical formulas contained in the form of the issuance advice letter in Appendix A to this Financing Order and Schedule SRC approved in this Financing Order. Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter shall be included with such letter. The Commission's review of the issuance advice letter shall be limited to the arithmetic accuracy of the calculations and to compliance with the specific requirements that are contained in the issuance advice letter. The initial transition charges and the final terms of the transition bonds set forth in the issuance advice letter shall become effective on the date of issuance of the transition bonds (which shall not occur prior to the fifth business day after pricing) unless prior to noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements set forth above in this Ordering Paragraph.

  Approval of Tariffs. The form of Schedule SRC, attached as Appendix B to this Financing Order, and the form of the ADFIT Credit Schedule SCO, attached as Appendix E to this Financing Order, are approved. Prior to the issuance of any transition bonds under this Financing Order, ETI shall file tariffs that conform to the form of the Schedule SRC tariff and the Schedule SCO tariff attached to this Financing Order.

B.        Transition Charges

  Imposition and Collection. ETI is authorized to impose on, and the servicer is authorized to collect from, all existing and future retail consumers located within ETI's service area as it existed on the date this Financing Order is issued (and, if retail competition is introduced into such service area, from REPs and other entities which, under the terms of this Financing Order or the tariffs approved hereby are required to bill, pay or collect transition charges) transition charges in an amount sufficient to provide for the timely recovery of the aggregate Periodic Payment Requirements (including payment of principal and interest on the transition bonds), as approved in this Financing Order.

  BondCo's Rights and Remedies. Upon the transfer by ETI of the transition property to BondCo, BondCo shall have all of the rights, title and interest of ETI with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail consumer in respect of the transition property.

  Collector of Transition Charges. ETI or any subsequent servicer of the transition bonds shall bill a consumer or other entity which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill, or collect transition charges, for the transition charges attributable to that consumer.

  Collection Period. The transition charges related to a series of transition bonds shall be designed to be collected over the expected 14-year life of the transition bonds. However, to the extent that any amounts are not recovered at the end of this 14-year period, ETI may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of transition bonds. Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to services rendered during the 15-year period.

  Allocation. ETI shall allocate the transition charges among consumer classes in the manner described in this Financing Order.

  Nonbypassability. ETI and any other entity providing electric transmission or distribution services and any REP providing services to any retail consumer within ETI's certificated service area as it existed on the date this Financing Order is issued are entitled to collect and must remit, consistent with this Financing Order, the transition charges from such retail consumers including certain retail consumers that switch to certain new on-site generation, and such retail consumers are required to pay such transition charges. The Commission will ensure that such obligations are undertaken and performed by ETI, any other entity providing electric transmission or distribution services within ETI's certificated service area as of the date this Financing Order is issued and any REP providing services to any retail consumer within such certificated service area.

  True-Ups. True-ups of the transition charges, including standard, interim and non-standard true-ups, should be undertaken and conducted as described in Schedule SRC. The servicer shall file the true-up adjustments in a compliance docket and shall give notice of the filing to all parties in this docket.

  Ownership Notification. Any entity that bills transition charges to retail consumers shall, at least annually, provide written notification to each retail consumer for which the entity bills transition charges that the transition charges are the property of BondCo and not of the entity issuing such bill.

C.        Transition Bonds

  Issuance. BondCo is authorized to issue transition bonds as specified in this Financing Order. The ongoing qualified costs described in Appendix C may be recovered directly through the transition charges.

  ETI may securitize up-front qualified costs in accordance with this Financing Order, subject to the cap on ETI's securitizable up-front qualified costs as shown in this Financing Order. In the issuance advice letter, ETI will update the SEC registration fee, rating agency fees, and underwriters' fees. The cap on up-front qualified costs does not apply to costs associated with: (1) credit enhancements and arrangements to enhance marketability, including original issue discount, provided that the Commission's designated representative and ETI agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs; (2) the costs of the Commission's financial advisor, if the Commission hires a financial advisor to assist it with issuance of the bonds; and (3) any costs incurred by ETI to defend this Financing Order, if this Financing Order is appealed.

  ETI may recover its actual ongoing qualified costs (including amounts required to provide a return on the portion, if any, of capital contributions in excess of 0.5% of the original principal amount of each series of bonds, as described in Finding of Fact 62) through its transition charges. The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the transition bond issuance and other information available at the time of submission of the issuance advice letter. Costs other than the servicing and administrative fees are not capped by this Financing Order. As provided in Ordering Paragraph No. 30, a servicer, other than ETI, may collect a higher servicing fee than that set forth in Appendix C to this Financing Order. If the higher rate will annually exceed 0.60% of the principal amount securitized, approval by the Commission is required.

  Refinancing. ETI or any assignee may apply for one or more new financing orders pursuant to PURA Section 39.303(g).

  Collateral. All transition property and other collateral shall be held and administered by the indenture trustee pursuant to the indenture as described in ETI's application. BondCo shall establish a collection account with the indenture trustee as described in the application and Findings of Fact Nos. 60 through 65. Upon payment of the principal amount of all transition bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, other than amounts in the capital subaccount, shall be released by the indenture trustee to BondCo for distribution in accordance with Ordering Paragraph No. 21. ETI shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of ratepayers.

  Distribution Following Repayment. Following repayment of the transition bonds authorized in this Financing Order and release of the funds held by the trustee, the servicer, on behalf of BondCo, shall distribute to current retail consumers (or, if applicable because of the existence of retail competition, REPs and other entities responsible for collection of transition charges from retail ratepayers) the final balance of the general, excess funds, and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid. The amounts shall be distributed to each retail rate class (or, if applicable, REP and other entity) that paid Schedule SRC transition charges during the last 12 months that the Schedule SRC transition charges were in effect. BondCo or its successor in interest to the Transition Property shall, to the extent the capital subaccount is not depleted below its original amount, also distribute to retail consumers (or, if applicable, REPs and other entities responsible for collection of transition charges from retail ratepayers) any subsequently collected transition charges. The amount paid to each retail consumer (or, if applicable, REP or other entity) shall be determined by allocating the total amount available for distribution by a fraction, the numerator of which is the total Schedule SRC transition charges paid by the retail rate class (or, if applicable, REP or other entity) during the last 12 months Schedule SRC charges were in effect and the denominator of which is the total Schedule SRC transition charges paid by all retail rate classes (or, if applicable, REPs and other entities responsible for collection of transition charges from retail ratepayers) during the last 12 months the Schedule SRC transition charges were in effect. The amount allocated by each class shall be divided by the forecasted billing units for the month in which the refund will take place in order to arrive at a per customer refund amount per kWh or kW, as applicable.

  Funding of Capital Subaccount. The capital contribution by ETI to BondCo to be deposited into the capital subaccount shall, with respect to each series of transition bonds, be funded by ETI and not from the proceeds of the sale of transition bonds. Upon payment of the principal amount of all transition bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, shall be released to BondCo for payment to ETI. Investment earnings in this subaccount may be released earlier in accordance with the indenture to BondCo for payment to ETI.

  Credit Enhancement. ETI may provide for various forms of credit enhancement including letters of credit, other reserve accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the transition bonds and may enter into hedging or other arrangements to mitigate the risk of an increase in interest rates to the extent not prohibited by this Financing Order. The decision to use such arrangements to enhance credit, promote marketability or reduce interest rate risks shall be made in conjunction with the Commission acting through its designated representative. BondCo may not enter into an interest-rate swap arrangement. ETI may include the costs of credit enhancements or other arrangements to promote credit quality, marketability or mitigate interest rate risks as qualified costs only if ETI certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the Commission's designated representative. ETI shall not be required to enter any arrangements to promote credit quality, marketability or mitigate interest rate risks unless all related costs and liabilities can be included in qualified costs. ETI and the Commission's designated representative shall evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test. This Ordering Paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

  Original Issue Discount. Consistent with its obligation to achieve the lowest cost of funds, BondCo may determine to provide for original issue discount in connection with the issuance and pricing of the transition bonds.

  Weighted Average Annual Interest Rate of Bonds. The effective weighted-average annual interest rate of the transition bonds, excluding up-front and ongoing costs, shall not exceed 7.75%.

  Life of Bonds. The legal final maturity of the transition bonds authorized by this Financing Order shall not exceed 15 years.

  Amortization Schedule. The Commission approves, and the transition bonds shall be structured to provide, a transition charge that is designed to produce substantially level annual debt service over the expected life of the transition bonds.

  Commission Participation in Bond Issuance. The Commission, acting through its designated representative, shall participate directly with ETI in negotiations regarding the structuring, pricing, and marketing, and shall have equal rights with ETI to approve or disapprove the proposed structuring, pricing, and marketing of the transition bonds. The Commission's designated representative shall have the right to participate fully and in advance regarding all aspects of the structuring, pricing, and marketing of the transition bonds, and shall be provided timely information that is necessary to fulfill its obligation to the Commission. The Commission directs its designated representative to advise the Commission of any proposal that does not comply in any material respect with the criteria established in this Financing Order. The Commission's designated representative shall promptly inform ETI and the Commission of any items that, in the designated representative's opinion, are not reasonable. The Commission's designated representative shall notify ETI and the Commission no later than 12:00 p.m. CST on the business day after the Commission's receipt of the issuance advice letter for each series of transition bonds whether the structuring, marketing, and pricing of that series of transition bonds comply with the criteria established in this Financing Order.

  Use of BondCo. ETI shall use BondCo, a special purpose transition funding entity as proposed in its application, in conjunction with the issuance of any transition bonds authorized under this Financing Order. BondCo shall be funded with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that ETI would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo, as well as to assure that the transition bonds will be treated as a borrowing of ETI and as debt, both for federal income tax purposes. The administrative fees are capped at $100,000 for each BondCo plus reimbursable third party costs.

D.        Servicing

  Servicing Agreement. The Commission authorizes ETI to enter into the servicing agreement with BondCo and to perform the servicing duties approved in this Financing Order. Without limiting the foregoing, in its capacity as initial servicer of the transition property, ETI is authorized to calculate, bill and collect for the account of BondCo, the transition charges initially authorized in this Financing Order, as adjusted from time to time to meet the Periodic Payment Requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order. The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in Appendix C, (i) the annual servicing fee payable to ETI while it is serving as servicer (or to any other servicer affiliated with ETI) shall not at any time exceed $290,000. The annual servicing fee payable to any other servicer not affiliated with ETI shall be subject to approval by the Commission pursuant to Ordering Paragraph No. 31. The revenues collected by ETI, or by any affiliate of ETI acting as either the servicer or administrator, under the servicing agreement and the administration agreement shall be included as an identified revenue credit and reduce revenue requirements for the ratepayers' benefit in any ETI base rate case. The expenses of acting as the servicer or administrator shall likewise be included as a cost of service in any ETI base rate case. The servicing agreement negotiated as part of this securitization shall contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law. The servicing agreement negotiated as part of this securitization shall also include a provision that ETI shall indemnify the Commission (for the benefit of consumers) in connection with any increase in servicing fees that become payable pursuant to Section 6.02(g) of the servicing agreement as a result of a default resulting from ETI's negligence in performance of its duties or observance of its covenants under the servicing agreement. The indemnity will be enforced by the Commission but will not be enforceable by any REP or consumer.

  Replacement of ETI as Servicer. Upon the occurrence of an event of default under the servicing agreement relating to servicer's performance of its servicing functions with respect to the transition charges, the financing parties may replace ETI as the servicer in accordance with the terms of the servicing agreement. The replacement servicer shall not begin providing service until the date the Commission approves the appointment and the servicing fee of such replacement servicer; provided, however, that approval of the servicing fee is only required if, annually, it will exceed 0.60% of the original principal amount securitized. No entity may replace ETI as the servicer in any of its servicing functions with respect to the transition charges and the transition property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the transition bonds to be suspended, withdrawn, or downgraded.

  Amendment of Agreements. The parties to the servicing agreement, indenture, and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement shall increase the ongoing qualified costs without the approval of the Commission. Any amendment that does not increase the ongoing qualified costs shall be effective without prior Commission authorization. Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs shall be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs. The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

  Collection Terms. The servicer shall remit collections of the transition charges to BondCo or the indenture trustee for BondCo's account in accordance with the terms of the servicing agreement.

  Contract to Provide Service. To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee, ETI shall enter into a contract with that assignee that requires ETI (or its successor) to continue to operate its transmission and distribution system (or, if by law, ETI or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ETI's distribution system) in order to provide electric services to ETI's customers within its service territory. This order shall not prohibit ETI from selling, assigning, or otherwise divesting any of its properties or assets; provided that in the event that ETI sells, assigns or otherwise divests of all or any portion of its transmission and distribution system required to provide electric service to ETI's customers in the service area (or, if by law, ETI or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ETI sells, assigns or otherwise divests all or any portion of its distribution system required to provide electric service to ETI's customers in the service area), then the entity acquiring such distribution (and, if applicable, transmission) facilities is either required by law or agrees by contract to continue operating the facilities to provide electric service to ETI's customers in its service territory, subject to any further restrictions provided in any bond financing document to assure obtaining the AAA ratings on the transition bonds.

  SEC Requirements. Each REP or other entity responsible for collecting transition charges from retail consumers shall furnish to BondCo or ETI or to any successor servicer information and documents necessary to enable BondCo or ETI or any successor servicer to comply with their respective disclosure and reporting requirements, if any, with respect to the transition bonds under federal securities laws.

E.        Retail Electric Providers

  REP Billing and Credit Standards. The Commission approves the REP standards detailed in Findings of Fact Nos. 55 and 56. These proposed REP standards relate only to the billing and collection of transition charges authorized under this Financing Order when and if retail competition is introduced into ETI's service territory, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all future REPs other than REPs that have contracted with ETI to have ETI bill and collect transition charges from retail consumers. REPs may contract with parties other than ETI to bill and collect transition charges from retail consumers, but such REPs shall remain subject to these standards. Upon adoption of any amendment to the rules governing REP standards as set out in P.U.C. Subst. R. 25.108, the Commission Staff shall initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the transition bonds will determine that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds. Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation from each of the rating agencies that have rated the transition bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the transition bonds. The servicer of the transition bonds shall also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

  Transition Charge Remittance Procedures. When, and if, ETI's service territory becomes subject to retail competition, transition charges shall be billed and collected in accordance with the REP standards adopted by this Financing Order. REPs shall be subject to penalties as provided in these standards. A REP shall not be obligated to pay the overdue transition charges of another REP whose customers it agrees to serve.

  Remedies Upon REP Default. A servicer of transition bonds shall have the remedies provided in the REP standards adopted by this Financing Order. If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then the servicer shall immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of transition charges in the manner and for the time provided in the REP standards.

  Billing by POLRs. Every POLR appointed by the Commission shall comply with the minimum credit rating or deposit/credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission. If the POLR defaults or is not eligible to provide billing and collection services, the servicer shall immediately assume responsibility for billing and collection of transition charges and continue to meet this obligation until a new POLR can be named by the Commission or the consumer requests the services of a REP in good standing. Retail consumers may never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of transition charges the consumers have paid their REP.

  Disputes. Disputes between a REP and a servicer regarding any amount of billed transition charges shall be resolved in the manner provided by the REP standards adopted by this Financing Order.

  Metering Data. If the servicer is providing metering services to a REP's retail consumers, then metering data shall be provided to the REP at the same time as the billing. If the servicer is not providing metering services, the entity providing metering services shall comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order.

  Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

  Service Termination. So long as the servicer is billing consumers for transition charges, the servicer shall have the right to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer pursuant to applicable Commission rules. In the event that a REP or the POLR is billing consumers for transition charges, the REP or POLR shall have the right to transfer the consumer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use consumer for non-payment by the end-use consumer to the extent permitted by and pursuant to terms and limitations of the applicable Commission rules.

F.        Structure of the Securitization

  Structure. ETI shall structure the securitization as proposed in ETI's application. This structure shall be consistent with Findings of Fact Nos. 34 through 99.

G.        Use of Proceeds

  Use of Proceeds. Upon the issuance of transition bonds, BondCo shall pay the proceeds from the sale of the transition bonds (after payment of transaction costs) to ETI for the purchase price of the transition property. ETI will apply these net proceeds to reduce the debt on its regulatory books.

H.        Miscellaneous Provisions

  Continuing Issuance Right. ETI has the continuing irrevocable right to cause the issuance of transition bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; (ii) the date on which the 36931 Order becomes final and no longer subject to any appeal; or (iii) the date on which any other regulatory approvals necessary to issue the transition bonds are obtained and no longer subject to any appeal. If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends.

  Internal Revenue Service Private Letter or Other Rulings. ETI is not required by this Financing Order to obtain a ruling from the IRS. ETI is precluded from seeking a ruling from the IRS by IRS Revenue Procedure 2009-3, which states that the IRS will no longer issue any letter rulings or determination letters on questions of whether investor-owned utilities realize income upon certain occurrences, which includes the circumstance in which the utility obtains the right to "recover certain costs pursuant to State specified cost recovery legislation." ETI shall obtain an opinion of tax counsel sufficient to support the issuance of the bonds.

  Binding on Successors. This Financing Order, together with the transition charges authorized in it, shall be binding on ETI and any successor to ETI that provides transmission and distribution service directly to retail consumers in ETI's service area, any other entity that provides transmission or distribution services to retail consumers within that service area, and any successor to such other entity, provided that if by law, ETI or its successor is no longer required to own and/or operate both the transmission and distribution systems, then any entity that provides distribution service to customers in the service territory shall be bound by this Financing Order. This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail consumers located within that service area, any other entity responsible for billing and collecting transition charges on behalf of BondCo, and any successor to the Commission. In this paragraph, a "successor" means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, division, consolidation, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law or otherwise.

  Flexibility. Subject to compliance with the requirements of this Financing Order, ETI and BondCo shall be afforded flexibility in establishing the terms and conditions of the transition bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, hedges, indices and other financing costs and the ability of ETI, at its option, to cause one or more series of transition bonds to be issued or to create more than one BondCo for purposes of issuing such transition bonds.

  Effectiveness of Order. This Financing Order is effective upon issuance and is not subject to rehearing by the Commission. Notwithstanding the foregoing, no transition property shall be created hereunder, and ETI shall not be authorized to impose, collect, and receive transition charges, until concurrently with the transfer of ETI's rights hereunder to BondCo in conjunction with the issuance of the transition bonds.

  Appeal of the 36931 Order. If the amount of system restoration costs approved in the 36931 Order is reduced following final completion of the appeals process provided in PURA Section 36.405(g), including Commission decisions on remand and any subsequent appeals thereof, and the timing of that reduction prevents inclusion as a reduction to the system restoration costs that are securitized, in no event shall such reduction affect or reduce in any way transition charges being collected from customers.

  Regulatory Approvals. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the transition charges associated with the costs that are the subject of the application, and all related transactions contemplated in the application, are granted.

  Effect. This Financing Order constitutes a legal financing order for ETI under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA. The Commission finds this Financing Order complies with the provisions of Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA. A financing order gives rise to rights, interests, obligations and duties as expressed in Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of PURA. It is the Commission's express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order. ETI and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

  Further Commission Action. The Commission guarantees that it will act pursuant to this Financing Order as expressly authorized by PURA to ensure that expected transition charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the transition bonds issued pursuant to this Financing Order and other costs, including fees and expenses, in connection with the transition bonds.

  Not Binding Precedent. Entry of this Financing Order does not indicate the Commission's endorsement or approval of any principle or methodology that may underlie the Agreement. Entry of this Financing Order shall not be regarded as a binding holding or precedent as to the appropriateness of any principle underlying the Agreement.

  All Other Motions Denied. All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein, are denied for want of merit.

        SIGNED AT AUSTIN, TEXAS the 11th day of September 2009.

PUBLIC UTILITY COMMISSION OF TEXAS
/s/ Barry T. Smitherman
BARRY T. SMITHERMAN, CHAIRMAN /s/ Donna L. Nelson
DONNA L. NELSON, COMMISSIONER

_____________________________________

1 TEX. UTIL. CODE ANN.  Sections 11.001-66.016 (Vernon 2007 & Supp. 2008).
2 Application of Entergy Texas, Inc. for Determination of 2008 System Restoration Costs, Docket No. 36931 (Aug. 18, 2009).
3 Added by Act of April 8, 2009, S.B. 769, 81st Leg., R.S. (to be codified at TEX. UTIL. CODE ANN.  Sections 36.401-.406).
4 PURA Section 39.303(a).
5 PURA Section 36.401(b)(2).
6 PURA Section 39.301.
7 Direct Testimony of J. David Wright, at 13-14.
8 Id.
 9 Direct Testimony of J. David Wright, at 9.
10 Id.
11 Id. at 15.
12 See Act of May 27, 1999, 76th Leg., R.S., ch. 440, 1999 Tex. Gen. Laws 1111 (codified at TEX. UTIL. CODE ch. 39, 40 and 41).
13 See PURA Section 39.201, .301-.303.
14 Act of April 8, 2009, S.B. 769, 81st Leg., R.S. (to be codified at TEX. UTIL. CODE ANN.  Sections 36.401-.406).
15 Under PURA Section 36.403(e), transition bonds may also be called "system restoration bonds."
16 PURA Section 39.302(6).
17 PURA Section 39.302(7).
18 PURA Section 39.303(a).
19 PURA Sections 39.301 and 36.401(a).
20 PURA Sections 39.301 and 36.401(b)(2).
21 PURA Section 39.301.
22 PURA Section 39.301.
23 Direct Testimony of J. David Wright at 3-4, 13-14.
24 Id.
25 Id. at 9.
26 Id.
 27 PURA Section 39.302(7).
28 PURA Section 39.303(b).
29 PURA Section 39.302(7).
30 PURA Section 39.304(b).
31 PURA Section 36.404.
32 PURA Section 39.307.
33 PURA Section 39.310.>
34 PURA Section 39.304(b).
35 PURA Section 39.305.
36 PURA Section 39.311.
37 PURA Section 39.309(a).
38 PURA Section 39.303(g).
39 Id.
 40 Direct Testimony of J. David Wright at 5-6.
41 Direct Testimony of Steven C. McNeal at 8-9; Direct Testimony of J. David Wright at 5-6.
42 Direct Testimony of Steven C. McNeal at 32; Schedule 5.
43 PURA Section 36.403(d).
44 Id.
45 PURA Section 39.301.
46 PURA Section 39.303(a).
57 See U.S. Dept. of Treasury, Financial Regulatory Reform: A New Foundation (2009).
 47 The term "assignee" means "any individual, corporation, or other legally recognized entity to which an interest in transition property is transferred, other than as security, including any assignee of that party."  PURA Section 39.302(1).
48 Act of June 3, 2009, S.B. 1492, 81st Leg., R.S. (to be codified at TEX. UTIL. CODE ANN.   Sections 36.209(a), 38.073, 39.452).